Exhibit 10.2

Published CUSIP Number: 91337GAC1

CREDIT AGREEMENT

for

$150,000,000 Term Facility Loan Facility

and

$75,000,000 Revolving Credit Facility

Dated as of March 2, 2012

among

UNIVERSAL AMERICAN CORP.,

as the Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and an L/C Issuer,

and

THE OTHER LENDERS PARTY HERETO

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

FIFTH THIRD BANK,

SUNTRUST ROBINSON HUMPHREY, INC.,

and

U.S. BANK NATIONAL ASSOCIATION

as Joint Lead Arrangers, Joint Book Managers and Co-Syndication Agents

i

	ARTICLE IV
	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Initial Credit Extension	82
4.02	Conditions to all Credit Extensions After the Closing Date	85

	ARTICLE V
	REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power	86
5.02	Authorization; No Contravention	87
5.03	Governmental Authorization; Other Consents	87
5.04	Binding Effect; Seniority	87
5.05	Financial Statements; No Material Adverse Effect	88
5.06	Litigation	89
5.07	No Default	89
5.08	Ownership of Property; Liens	89
5.09	Environmental Compliance	89
5.10	Insurance	90
5.11	Taxes	90
5.12	ERISA Compliance	90
5.13	Subsidiaries; Loan Parties	91
5.14	Margin Regulations; Investment Company Act	91
5.15	Disclosure	92
5.16	Compliance with Laws	92
5.17	Intellectual Property; Licenses, Etc.	92
5.18	Solvency	92
5.19	Security Interests	92
5.20	Insurance Licenses	93
5.21	Labor Matters	93
5.22	OFAC	93

	ARTICLE VI
	AFFIRMATIVE COVENANTS

6.01	Financial Statements	93
6.02	Certificates; Other Information	95
6.03	Notices	97
6.04	Payment of Obligations	98
6.05	Preservation of Existence, Etc	98
6.06	Maintenance of Properties	98
6.07	Maintenance of Insurance	98
6.08	Compliance with Laws	98
6.09	Books and Records	99
6.10	Inspection Rights	99
6.11	Use of Proceeds	99
6.12	Covenant to Guarantee Obligations and Give Security	99

6.13	Compliance with Environmental Laws	100
6.14	Further Assurances	100

	ARTICLE VII
	NEGATIVE COVENANTS

7.01	Liens	101
7.02	Indebtedness	103
7.03	Investments	105
7.04	Fundamental Changes	107
7.05	Dispositions	107
7.06	Restricted Payments	108
7.07	Change in Nature of Business	110
7.08	Transactions with Affiliates	110
7.09	Burdensome Agreements	110
7.10	Use of Proceeds	111
7.11	Financial Covenants	111
7.12	Amendments of Organization Documents	112
7.13	Accounting Changes	112
7.14	Prepayments, Etc. of Indebtedness	112
7.15	Amendment, Etc. of Acquisition Agreement and Indebtedness	112
7.16	Sanctions	112

	ARTICLE VIII
	EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	113
8.02	Remedies upon Event of Default	115
8.03	Application of Funds	116

	ARTICLE IX
	ADMINISTRATIVE AGENT

9.01	Appointment and Authority	117
9.02	Rights as a Lender	118
9.03	Exculpatory Provisions	118
9.04	Reliance by Administrative Agent	119
9.05	Delegation of Duties	119
9.06	Resignation of Administrative Agent	119
9.07	Non-Reliance on Administrative Agent and Other Lenders	121
9.08	No Other Duties, Etc.	121
9.09	Administrative Agent May File Proofs of Claim	121
9.10	Collateral and Guaranty Matters	122
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	123

	ARTICLE X
	MISCELLANEOUS

10.01	Amendments, Etc.	123
10.02	Notices; Effectiveness; Electronic Communications	126
10.03	No Waiver; Cumulative Remedies; Enforcement	128
10.04	Expenses; Indemnity; Damage Waiver	129
10.05	Payments Set Aside	131
10.06	Successors and Assigns	131
10.07	Treatment of Certain Information; Confidentiality	137
10.08	Right of Setoff	138
10.09	Interest Rate Limitation	138
10.10	Counterparts; Integration; Effectiveness	139
10.11	Survival of Representations and Warranties	139
10.12	Severability	139
10.13	Replacement of Lenders	139
10.14	Governing Law; Jurisdiction; Etc.	140
10.15	Waiver of Jury Trial	141
10.16	No Advisory or Fiduciary Responsibility	142
10.17	Electronic Execution of Assignments and Certain Other Documents	142
10.18	USA PATRIOT Act Notice	142
10.19	Time of the Essence	143
10.20	ENTIRE AGREEMENT	143
10.21	Immaterial ACO Subsidiaries	143

SIGNATURES		S-1

SCHEDULES

1.01	Immaterial Subsidiaries
2.01	Commitments and Applicable Percentages
4.01(a)	Closing Date Consolidated Leverage Ratio
5.05(e)	Certain Adverse Events
5.06(a)	Certain Litigation
5.06(b)	Other Litigation
5.08(b)	Existing Liens
5.09	Environmental Matters
5.12	ERISA Matters
5.13	Subsidiaries; Loan Parties
7.02	Existing Indebtedness
7.03	Existing Investments
7.09	Existing Restrictive Contractual Obligations
10.02	Administrative Agent’s Office, Certain Addresses for Notices
10.06(b)(v)	Direct Competitors

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Facility Note
C-2	Revolving Credit Note
D	Compliance Certificate
E	Assignment and Assumption
F	Subsidiary Guaranty Agreement
G	Pledge Agreement
H	Opinion Matters — Counsel to Loan Parties
I	Forms of U.S. Tax Compliance Certificates

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of March 2, 2012, among UNIVERSAL AMERICAN CORP., a Delaware corporation (“UAM” or the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

PRELIMINARY STATEMENTS:

Pursuant to that certain Agreement and Plan of Merger dated as of January 11, 2012 (together with all exhibits and schedules thereto, collectively, the “Acquisition Agreement”), among the Borrower, APS Merger Sub, Inc., Partners Healthcare Solutions Holdings, L.P., and Partners Healthcare Solutions, Inc., the Borrower has agreed to acquire (the “Acquisition”) all of the outstanding capital stock of Partners Healthcare Solutions, Inc. (the “Acquired Company”, and, together with its subsidiaries, the “Acquired Business”). After the consummation of the Acquisition, the Acquired Company will become a Wholly-Owned Subsidiary of the Borrower.

The Borrower has requested that the Lenders (a) finance a portion of the consideration to be paid in connection with the Acquisition; (b) provide financing for the working capital and general corporate purposes of the Borrower and its Subsidiaries, including for Capital Expenditures, Investments and acquisitions permitted under this Agreement; and (c) finance transaction costs and expenses (including fees, commissions and expenses) in connection with the Transactions (as defined below).

In furtherance of the foregoing, the Borrower has requested that the Lenders provide a term loan facility, a revolving credit facility and a swing line facility, and the Lenders have indicated their willingness to lend and the L/C Issuers have indicated their willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“ACO Subsidiaries” means the Subsidiaries of Collaborative Health Solutions, LLC that are accountable care organizations.

“Acquired Business” has the meaning specified in the Preliminary Statements hereof.

“Acquired Company” has the meaning specified in the Preliminary Statements hereof.

“Acquisition” has the meaning specified in the Preliminary Statements hereof.

“Acquisition Agreement” has the meaning specified in the Preliminary Statements hereof.

“Act” has the meaning specified in Section 10.18.

“Additional L/C Issuer” means a Revolving Credit Lender that is designated by the Borrower to issue any Letter of Credit pursuant to this Agreement; provided that (a) such Lender agrees to issue Letters of Credit under this Agreement, (b) such Lender is reasonably acceptable to the Administrative Agent, and (c) the Borrower and such Lender shall promptly provide the Administrative Agent with a copy of each Letter of Credit issued by such Additional L/C Issuer.

“Additional Term Facility” has the meaning specified in Section 2.16(a).

“Additional Term Facility Borrowing” means a borrowing made under an Additional Term Facility consisting of simultaneous Additional Term Facility Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Additional Term Facility Lenders under such Additional Term Facility.

“Additional Term Facility Commitment” means, as to each Additional Term Facility Lender, its obligation to make Additional Term Facility Loans to the Borrower pursuant to an amendment or supplement to this Agreement relating to an Additional Term Facility, in the aggregate principal amount at any time not to exceed the amount set forth in such amendment or supplement.

“Additional Term Facility Effective Date” has the meaning specified in Section 2.16(d).

“Additional Term Facility Lender” has the meaning specified in Section 2.16(d).

“Additional Term Facility Loan” means an advance made by any Additional Term Facility Lender under an Additional Term Facility.

“Additional Term Facility Note” means a promissory note made by the Borrower in favor of an Additional Term Facility Lender evidencing Additional Term Facility Loans made by such Additional Term Facility Lender under an Additional Term Facility, in form and substance reasonably acceptable to the Borrower, the Administrative Agent and such Additional Term Facility Lender.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Risk Based Capital Ratio” means, as of any time of determination, the ratio of (a) the aggregate Total Adjusted Capital of all Regulated Insurance Companies to (b) the aggregate Company Action Level for all Regulated Insurance Companies, in each case, as of the most recently ended fiscal quarter.

“Agreement” has the meaning specified in the introductory paragraph hereof.

“Annual Statement” means the annual financial statement required to be filed by any Regulated Insurance Company with the Applicable Insurance Regulatory Authority.

“Applicable Insurance Regulatory Authority” means, when used with respect to any Regulated Insurance Company, the insurance department or similar administrative authority or agency located in (a) each state or other jurisdiction in which such Regulated Insurance Company is domiciled or (b) to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each state or other jurisdiction in which such Regulated Insurance Company is licensed, and shall include any Federal or national insurance regulatory department, authority or agency that may be created and that asserts regulatory jurisdiction over such Regulated Insurance Company.

“Applicable Percentage” means (a) in respect of the Term Facility at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on the Closing Date or a Term Facility Increase Effective Date, as applicable, such Term Facility Lender’s Term Facility Commitment at such time and (ii) thereafter, the principal amount of such Term Facility Lender’s Term Facility Loans at such time, (b) in respect of any Additional Term Facility at any time, the percentage (carried out to the ninth decimal place) of such Additional Term Facility represented by (i) on the applicable Additional Term Facility Effective Date, such Additional Term Facility Lender’s Additional Term Facility Commitment at such time and (ii) thereafter, the principal amount of the Additional Term Facility Loans of such Additional Term Facility Lender at such time, and (c) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.14; if the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01, in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in an amendment or supplement to this Agreement relating to an Additional Term Facility, as applicable.

“Applicable Rate” means, on any date of determination, the rate per annum set forth in the table below for the Type of Borrowing or Commitment Fee (as the case may be), that corresponds to the Consolidated Leverage Ratio of the Borrower (provided that for purposes of calculating the Applicable Rate, unrestricted cash and Cash Equivalents shall not be deducted in the calculation of such Consolidated Leverage Ratio) at such date of determination, as calculated based on the Compliance Certificate of the Borrower most recently delivered pursuant to Section 6.02(b):

Level	Consolidated Leverage Ratio	Eurodollar Rate + Letters of Credit Rate	Base Rate +	Commitment Fee Rate
1	> 2.00x	2.50%	1.50%	.50%
2	< 2.00x and > 1.50x	2.25%	1.25%	.50%
3	< 1.50x and > 1.00x	2.00%	1.00%	.45%
4	<1.00	1.75%	0.75%	.40%

provided that, subject to the proviso in the following sentence, Level 2 shall apply until the first Business Day following the delivery by the Borrower to the Administrative Agent of a Compliance Certificate for the fiscal quarter ending June 30, 2012; and provided, further, that the Applicable Rate may be adjusted as provided in Sections 2.14(f), 2.15(f) and 2.16(e).  Each adjustment after the Closing Date in the Applicable Rate based on the above pricing grid will become effective on the first Business Day following the delivery by the Borrower to the Administrative Agent of a Compliance Certificate for a particular fiscal period; provided, however, that, subject to Section 2.08(b), if a Compliance Certificate is not delivered when due in accordance with Section 6.02(b), then Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to any of the Term Facility, any Additional Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Facility Loan, an Additional Term Facility Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letters of Credit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line

Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means MLPFS, Fifth Third Bank, SunTrust Robinson Humphrey, Inc. and U.S. Bank National Association, each in its capacity as a joint lead arranger and joint book manager; and individually an “Arranger”.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheets of UAM and its Subsidiaries for the fiscal years ended December 31, 2008, December 31, 2009, December 31, 2010, and to the extent delivered on or prior to the Closing Date in accordance with Section 4.01(a)(viii), December 31, 2011 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal years of UAM and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b).

“Availability Period” means, in respect of the Revolving Credit Facility, the period from but excluding the Closing Date to but excluding the earliest of (a) the Maturity Date for the Revolving Credit Facility, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the respective Revolving Credit Lenders’ commitments to make Revolving Credit Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan, a Term Facility Loan, or an Additional Term Facility Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereof.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, a Term Facility Borrowing or an Additional Term Facility Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase, lease (pursuant to a Capitalized Lease) or other acquisition of, or addition to, any fixed or capital equipment (including capitalized replacements, repairs and improvements but excluding normal replacements and maintenance which are properly charged to current operations); provided that no expenditures pursuant to Section 7.03(h) shall constitute Capital Expenditures.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuers or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuers or Swing Line Lender benefitting from such collateral shall agree in its reasonable discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuers or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means cash and any of the following types of Investments, in each case to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens:

(a)           obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)           obligations issued or directly and fully guaranteed or insured by any government sponsored agency of the United Sates rated at least AAA by S&P and Aaa by Moody’s, having maturities of not more than 360 days from the date of acquisition thereof;

(c)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (d) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d)           commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof;

(e)           Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions rated at least A2 by Moody’s or A by S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;

(f)            repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (c) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States of America or any agency or instrumentality thereof;

(g)           securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America (including any auction rate security resetting not more than one year from the prior reset date), by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s;

(h)           securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition;

(i)            shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of any of clauses (a) through (g) of this definition;

(j)            demand and savings deposit accounts maintained in the ordinary course of business; and

(k)           money market funds that (i) purport to comply generally with the criteria set forth in SEC Rule 2a 7 under the Investment Company Act of 1940, as amended, (ii) are rated AA by S&P, Aa2 by Moody’s or an equivalent rating by another nationally recognized rating agency, and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CFC” means (a) a Person that is a controlled foreign corporation under Section 957 of the Code, (b) any direct or indirect Subsidiary of a Person that is a controlled foreign corporation under Section 957 of the Code, and (c) any direct or indirect Domestic Subsidiary that is disregarded as an entity that is separate from its owner for United States federal income tax purposes and substantially all of its assets consist of the Equity Interests of one or more direct or indirect CFCs.

“Change in Deferred Policy Acquisition Costs” means, for any period, (a) the amortization of Deferred Policy Acquisition Costs for such period minus (b) the capitalized cost of Deferred Policy Acquisition Costs for such period, net of first year reinsurance commissions and allowances.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, without limiting Sections 7.04 and 7.05:

(a)           the merger or consolidation of the Borrower with or into another Person or the merger of another Person with or into the Borrower or the merger of any Person with or into a Subsidiary of the Borrower if Equity Interests of the Borrower are issued in connection therewith, or the sale of all or substantially all the assets of the Borrower, taken as a whole, to another Person, in each case, unless holders of a majority of the aggregate voting power of the voting stock of the Borrower, immediately prior to such transaction, directly or indirectly hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the voting stock of the surviving Person;

(b)           any Person or group of Persons (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 promulgated by the SEC) of capital stock or other securities of the Borrower which are entitled to cast more than (i) (A) 35% of the total votes which may be cast in an election of directors of the Borrower and (B) the Borrower exercises its rights pursuant to Section 6(b) of the Certificate of Designation of the Series A Mandatorily Redeemable Preferred Shares of UAM, or (ii) 40% of the total votes which may be cast in an election of directors of the Borrower;

(c)           a majority of the Board of Directors of the Borrower shall be comprised of persons other than individuals who were directors of the Borrower one year prior to such time together with any individuals who were nominated for election as directors of the Borrower by individuals who were directors of the Borrower who, at the time of such individuals’ nominations, had been directors of the Borrower for at least one year;

(d)           the recapitalization, reclassification or other transaction involving the Borrower in which all or substantially all of the common stock of the Borrower is exchanged for or converted into cash, securities or other property, in each case, other than a merger, consolidation, recapitalization, reclassification or other transaction (A) that does not result in a reclassification, conversion, exchange or cancellation of the Borrower’s outstanding common stock; (B) which is effected solely to change the Borrower’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or (C) where holders of a majority of the aggregate voting power of the voting stock of the Borrower, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the voting stock of the surviving or transferred Person; or

(e)           the adoption of a plan relating to the liquidation or dissolution of the Borrower.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01 and the initial Loans are made hereunder.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the property that is or is intended under the terms of this Agreement (including Section 6.12) and the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties, subject to all applicable Laws; provided that the Collateral shall not include (a) Equity Interests of any Person that is not a Wholly-Owned Subsidiary, (b) Equity Interests of an Immaterial Subsidiary, (c) Equity Interests owned by a Regulated Insurance Company, (d) Equity Interests of any statutory trust created for the purpose of issuing any trust preferred securities, (e) more than 65% of the Equity Interests of any CFC or any of the Equity Interests of any CFC that are not owned by the Borrower or a Domestic Subsidiary, (f) Equity Interests which are prohibited from being pledged by applicable Laws, or (g) Equity Interests with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequence (including any adverse tax consequences) of creating a Lien in favor of the Administrative Agent for the benefit of the Secured Parties, would be excessive in view of the benefits to be obtained by the Secured Parties therefrom.

“Collateral Documents” means, collectively, the Pledge Agreement delivered to the Administrative Agent pursuant to Section 4.01(a)(iii), and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term Facility Commitment, an Additional Term Facility Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Facility Borrowing, (b) an Additional Term Facility Borrowing, (c) a Revolving Credit Borrowing, (d) a conversion of Loans from one Type to the other, or (e) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or other form acceptable to the Administrative Agent.

“Company Action Level” means “Company Action Level” as defined by the NAIC from time to time and as applied in the context of the Risk Based Capital Guidelines promulgated by the NAIC (or any term substituted therefor by the NAIC).

“Company Material Adverse Effect” has the meaning specified in the Acquisition Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the Consolidated Net Income for such period (a) plus the sum (without duplication) of the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges; (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period; (iii) depreciation and amortization (including without limitation amortization of acquired and other intangibles, other than Deferred Policy Acquisition Costs) expense; (iv) any Change in Deferred Policy Acquisition Costs (if such number is positive); (v) other non-

recurring expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income; (vi) other non-cash items reducing such Consolidated Net Income, including but not limited to stock based compensation costs in accordance with FASB ASC 718; (vii) for any period ending in 2011 and 2012 only, fees, costs and expenses incurred in respect of the Transactions (it being understood that the limit applicable to clause (ix) shall not limit the foregoing clause (vii)); (viii) dividends on Disqualified Equity Interests; (ix) fees, costs and expenses incurred in respect of this Agreement or in connection with any Disposition, incurrence of Consolidated Funded Indebtedness, acquisition, Investment, joint venture, or offering of Equity Interests, in each case permitted under the Loan Documents; (x) any severance or similar one-time compensation charges; (xi) non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights to the officers, directors, employees or consultants of the Borrower and its Subsidiaries; (xii) any non-cash purchase accounting adjustment; (xiii) the amount of any “earn-out payments” paid under the Acquisition Agreement; and (xiv) fees and expenses incurred in respect of discontinued operations; and (b) minus the sum (without duplication) of the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period (other than to the extent representing the reversal of an accrual or reserve for a potential cash item in a prior period); provided that, in determining Consolidated Adjusted EBITDA, acquisitions and Dispositions of stock or assets permitted by the Loan Documents shall be given pro forma effect as if such acquisitions or Dispositions had occurred on the first day of such period; provided, further, that the aggregate amount of the expenses, fees, costs or charges set forth in subclauses (ix) and (x) of clause (a) above that may be included in calculating Consolidated Adjusted EBITDA may not exceed 10% of Consolidated Adjusted EBITDA during any period of four full fiscal quarters. Consolidated Adjusted EBITDA for the third and fourth fiscal quarters of 2011 shall be deemed to be the amounts set forth with respect to such fiscal quarters on Schedule 4.01(a).

“Consolidated Current Assets” means, as of any date of determination, the total assets of the Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as of any date of determination, the total liabilities of the Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP.

“Consolidated Debt Service” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) regularly scheduled principal payments (excluding the final payment due at maturity) on Consolidated Funded Indebtedness paid during such period, (b) Consolidated Interest Charges, and (c) cash dividends on Disqualified Equity Interests paid during such period.

“Consolidated Debt Service Coverage Ratio” means, as of any date of determination, the ratio of (a) the difference of (i) Consolidated Adjusted EBITDA for the period of the four prior fiscal quarters ending on such date minus (ii) Capital Expenditures (excluding Capital Expenditures made in connection with the accountable care organization business of the

Borrower and its Subsidiaries), incurred or accrued during such period to (b) Consolidated Debt Service for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum (without duplication) of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including obligations to make scheduled payments in cash in respect of trust preferred securities and Disqualified Equity Interests) and all obligations for borrowed money evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness (if non-recourse, limited in each case to the fair market value of the asset in question), (c) all direct, non-contingent obligations arising from draws under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments for which the Borrower or any Subsidiary is the account party, (d) all non-contingent obligations, including any non-contingent “earn-out” payment obligations under acquisition agreements, in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of Capitalized Leases properly classified as a liability in accordance with GAAP, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) to the extent that the Borrower or a Subsidiary is personally liable therefor under contract or by operation of law. Any “earn-out” payment obligations under the Acquisition Agreement shall not be considered Consolidated Funded Indebtedness.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, interest expenses with respect to Consolidated Funded Indebtedness (including, without limitation, that portion attributable to Capitalized Leases in accordance with GAAP and capitalized interest, all charges owed with respect to letters of credit, net costs under Swap Contracts, and interest paid in connection with the deferred purchase price of assets) for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated Adjusted EBITDA for the period of the four fiscal quarters most recently ended; provided that unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries on a consolidated basis, up to an amount equal to 25% of Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries for the four fiscal quarters most recently ended, but in no event (x) less than $25,000,000 and (y) exceeding $40,000,000, may be subtracted from Consolidated Funded Indebtedness in calculating the Consolidated Leverage Ratio.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and losses and gains and losses on investments) for that period, determined in accordance with GAAP.

“Consolidated Total Assets” means, as of any date of determination, the consolidated total assets of the Borrower and its Subsidiaries, as set forth in the most recent consolidated balance sheet delivered pursuant to Section 6.01(a)(i) or 6.01(b)(i) (or, prior to any such delivery, the forecasted balance sheet referred to in Section 5.05(f)), determined in accordance with GAAP.

“Consolidated Working Capital” means, as of any date of determination, the excess of (a) Consolidated Current Assets on such date over (b) Consolidated Current Liabilities on such date.

“Contractual Obligation” means, as to any Person, any provision of any securities issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Issuance” means the issuance by Borrower or any of its Subsidiaries (other than any Immaterial ACO Subsidiary) of any Indebtedness for borrowed money other than Indebtedness permitted under Section 7.02.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, rehabilitation, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate for Letters of Credit plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuers, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuers or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuers, the Swing Line Lender and each other Lender promptly following such determination.

“Deferred Policy Acquisition Costs” means policy acquisition costs associated with the acquisition or renewal of insurance policies which are capitalized and subsequently amortized in proportion to premium revenues over the life of the respective policies, with any unamortized Deferred Policy Acquisition Costs relating to lapsed policies being amortized as of the date of the lapse.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction, but excluding the creation or incurrence of a Lien) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that a license or lease (other than a lease that is part of a sale and leaseback transaction) shall not be deemed to be a Disposition for purposes of Section 2.05(b)(ii); provided, further, that an Equity Issuance permitted under Section 7.03(c) shall not constitute a Disposition.

“Disqualified Equity Interests” means any Equity Interest, which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) is mandatorily redeemable (other than solely for Qualified Equity Interests), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States or any political subdivision of the United States or is treated for federal income tax purposes as a United States person within the meaning of Section 7701(a)(30) of the Code.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other rights to receive a share of the profits or losses of or distributions of property from) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other rights to receive a share of the profits or losses of or distributions of property from) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“Equity Issuance” means any issuance by the Borrower or any of its Subsidiaries (other than any Immaterial ACO Subsidiary) to any Person of its Equity Interests, including any secondary issuance, other than (a) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, and (c) any issuance by the Borrower of its Equity Interests as consideration for an acquisition or Capital Expenditures permitted hereunder. For the avoidance of doubt, the term “Equity Issuance” shall not be deemed to include any Disposition permitted by Section 7.05.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon  the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means:

(a)           for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Revolving Credit Loan, a Term Facility Loan or an Additional Term Facility Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excepted Disposition” means any Disposition of any property described in (a) Sections 7.05 (b), (c), (d), (e), (f), (g), (h), (k), (l), or (n) or (b) Section 7.05(l); provided that any Disposition permitted under Section 7.04(d) pursuant to Section 7.05(l) shall only be deemed to be an “Excepted Disposition” to the extent that the Disposition is otherwise described in one of the subsections referred to in clause (a) of this definition.

“Excess Cash Flow” means, for any Excess Cash Flow Period, an amount equal to the excess of: (a) the sum of (i) the Consolidated Adjusted EBITDA, excluding amounts included therein under clauses (a)(i), (ii), (v), (vii), (viii), (ix) and (x) of the definition thereof (but in each case without duplication in respect of amounts deducted pursuant to clause (b) below), and (ii) the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period, minus (b) the sum, for the Borrower and all Subsidiaries (unless otherwise expressly provided), of (i) Consolidated Interest Charges, (ii) principal repayments on Consolidated Funded Indebtedness (other than Indebtedness of the Borrower or any of its Subsidiaries to the Borrower or any of its Subsidiaries) for such period, (iii) the aggregate amount of capital contributions which the Borrower or Universal American Holding LLC made to the Regulated Insurance Companies during such period to maintain a Risk Based Capital Ratio for each such Regulated Insurance Company of at least 110%, (iv) cash taxes paid by the Borrower or any Subsidiary during such Excess Cash Flow Period, (v) all voluntary prepayments of loans under the Term Facility, any Additional Term Facility and the Revolving Credit Facility (to the extent, in the case of the Revolving Credit Facility, commitments are permanently reduced in connection therewith) made during such Excess Cash Flow Period, (vi) the amount of Capital Expenditures made in cash or accrued during such Excess Cash Flow Period, (vii) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash during such Excess Cash Flow Period that are required to be made in connection with any prepayment of Consolidated Funded Indebtedness, (xiii) the amount of any “earn-out payments” paid or payable under the Acquisition Agreement during such Excess Cash Flow Period, and (xiv) the amount of any capital required to be paid or transferred to another Person reinsuring any Traditional Insurance Business Disposed of pursuant to Section 7.05(n) during such Excess Cash Flow Period.

“Excess Cash Flow Period” means the first full fiscal year of the Borrower ending after the Closing Date and each subsequent full fiscal year, as applicable.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Subsidiary” means (a) any Regulated Insurance Company, (b) any Subsidiary that is not a Wholly-Owned Subsidiary, (c) any Immaterial Subsidiary, (d) any Subsidiary that is prohibited by applicable Law from guaranteeing the Obligations, (e) any statutory trust created for the purpose of issuing any trust preferred securities, (f) any CFC, (g) any Immaterial ACO Subsidiary, and (h) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing or joining in a Guaranty would be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient  or required to be withheld or deducted from a payment to a Recipient made by or on account of any obligation of any Loan Party hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any branch profits taxes imposed by the United States or Puerto Rico, (c) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (d) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (e) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Facility” means the Term Facility, any Additional Term Facility or the Revolving Credit Facility, as the context may require.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement dated January 11, 2012, among the Borrower, the Administrative Agent and MLPFS relating to certain fees payable in connection with the transactions contemplated by this Agreement.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuers, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, statements and pronouncements of the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or the SEC or such other principles as may be approved by a significant segment of the accounting profession in the

United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any Applicable Insurance Regulatory Authority and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of guaranteeing the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or reimbursement or indemnity obligations that do not constitute Indebtedness.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means each Subsidiary that is (a) a Domestic Subsidiary and (b) not an Excluded Subsidiary.

“Guaranty” means, collectively, the Subsidiary Guaranty Agreement made by the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other hazardous or toxic substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a permitted Swap Contract under Section 7.02(a), is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Immaterial ACO Subsidiaries” means the ACO Subsidiaries; provided that as of the end of the most recent fiscal quarter, (a) each ACO Subsidiary qualifies as an Immaterial Subsidiary and (b) the ACO Subsidiaries, collectively, shall not have (i) aggregate revenues in excess of 5% of the consolidated revenues of the Borrower and its Subsidiaries or (ii) aggregate assets in excess of 5% of Consolidated Total Assets.

“Immaterial Subsidiary” means each Subsidiary of the Borrower that (a) for the most recent fiscal period for which financial statements of the Borrower have been delivered to the Administrative Agent pursuant to Section 6.01(a)(i) or Section 6.01(b)(i) (or, prior to any such delivery, the pro forma financial statements referred to in Section 5.05(f)), had revenues not in excess of 5% of the consolidated revenues of the Borrower and its Subsidiaries and (b) as of the end of such fiscal period, had assets not in excess of 5% of Consolidated Total Assets, in each case as shown on the financial statements of the Borrower for such fiscal period; provided that, as of the Closing Date, each entity listed as an “Immaterial Subsidiary” on Schedule 1.01B shall be an Immaterial Subsidiary; and provided further, that the Immaterial Subsidiaries, collectively, shall not have at any time (x) aggregate revenues in excess of 10% of the consolidated revenues of the Borrower and its Subsidiaries or (y) aggregate assets in excess of 10% of Consolidated Total Assets.

“Indebtedness” means, as to the Borrower or any of its Subsidiaries at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under standby letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts, accrued expenses, current accounts and similar current obligations payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account was created and other than (i) any “earn-out” payments payable pursuant to the Acquisition Agreement or (ii) any “earn-out” payments payable pursuant to the acquisition or similar agreement for any other acquisition except to the extent that the liability on account of such “earn-out” payments is fixed or non-contingent);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)           all scheduled obligations of such Person to purchase, redeem, retire, defease or otherwise make any cash payment in respect of any Equity Interest in such Person or any other Person; provided that the same shall be valued, in the case of a Disqualified Equity Interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid cash dividends (except for obligations to acquire such Equity Interest from any of such Person’s directors, officers or employees or their estates upon the termination of employment or death of such director, officer or employee); and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) to the extent that such Person is personally liable therefor under contract or by operation of Law.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insurance Business” means one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance, which shall include the business conducted by the Regulated Insurance Companies.

“Intellectual Property” has the meaning specified in Section 5.17.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months (or, if available to the Appropriate

Lenders, nine or twelve months) thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.  Any “earn-out” payments payable pursuant to the Acquisition Agreement shall not be deemed to be Investments.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or has not been refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuers” means (a) Bank of America and (b) the Additional L/C Issuers, in their capacity as issuers of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereof and, as the context requires, includes (a) the Swing Line Lender and (b) any Person that becomes a Lender under this Agreement in connection with (i) an increase in the Revolving Credit Facility pursuant to Section 2.14, (ii) an increase in the Term Facility pursuant to Section 2.15 or (iii) an additional Term Facility pursuant to Section 2.16.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $52,500,000 (to be increased pro rata in connection with any increase of the Revolving Credit Commitments). The Letter of Credit Sublimit is a part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Facility Loan, an Additional Term Facility Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letter, (f) each Issuer Document and (g) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.17 of this Agreement.

“Loan Parties” means, collectively, the Borrower, the Guarantors and the Pledgors.

“Material Adverse Effect” means any fact, event, circumstance, change, occurrence, effect or condition individually or in the aggregate which has had or could reasonably be expected to have a material adverse effect upon, (a) the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party, provided that in no event shall (i) any restriction on the ability of the Administrative Agent or any Lender to exercise remedies with respect to any Equity Interests of a Regulated Insurance Company as set forth in the Loan Documents due to the effect of any Laws relating to such Regulated Insurance Company be deemed to have a Material Adverse Effect or (ii) the announcement of any change in Laws be deemed to have a Material Adverse Effect prior to the effectiveness of such change in Law.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, January 28, 2017, (b) with respect to the Term Facility, January 28, 2017, and (c) with respect to any Additional Term Facility, the final maturity date established in accordance with Section 2.16 for such Additional Term Facility in the amendment or supplement to this Agreement entered into in connection with such Additional Term Facility; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Pension Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“NAIC” shall mean the National Association of Insurance Commissioners or any successor organization thereto.

“Net Cash Proceeds” means, with respect to any Disposition, any Debt Issuance or any Equity Issuance by the Borrower or any of its Subsidiaries (other than any Immaterial ACO Subsidiary), the excess, if any, of (a) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (b) the sum of (i) with respect to a Disposition, the principal amount of any Indebtedness (including any premium or penalty) that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (ii) the out-of-pocket fees and expenses, including legal, accounting and investment banking fees, underwriting discounts and other costs and expenses incurred by the Borrower or such Subsidiary in connection with such transaction and with respect to a Disposition, any escrow or reserve for any contractual indemnification obligations undertaken by the Borrower or any such Subsidiary in connection with such Disposition (provided that upon release of any such escrow or reserve, the amount released shall be considered Net Cash Proceeds) and (iii) with respect to a Disposition, taxes paid or reasonably estimated to be actually payable in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (iii) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b).

“Non-Regulated Company” shall mean each Subsidiary of the Borrower which is not a Regulated Insurance Company.

“Note” means a Term Facility Note, an Additional Term Facility Note or a Revolving Credit Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to Term Facility Loans, Additional Term Facility Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Facility Loans, Additional Term Facility Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” has the meaning specified in Section 4.01(a)(iii).

“Pledged Company” means a Subsidiary the Equity Interests issued by which are, or are intended to be, pledged as Collateral under the Agreement.

“Pledgor” means (a) the Borrower and (b) each Subsidiary that is the owner of Collateral.

“Prepayment Percentage” means, on any date of determination, the percentage set forth below that corresponds to the Consolidated Leverage Ratio of the Borrower at such date of determination, which for purposes of this definition, shall be calculated based on the most recent Compliance Certificate of the Borrower delivered in connection with the delivery of financial statements pursuant to Section 6.01(a)(i):

Consolidated Leverage Ratio	Prepayment Percentage
> 1.50:1.00	50%
< 1.50:1.00 and > 1.00:1.00	25%
< 1.00:1.00	0%

“Pro Forma Compliance” means, with respect to any transaction, action, event or occurrence for which Pro Forma Compliance is required to be determined or is a condition precedent thereto hereunder, that such transaction, action, event or occurrence shall be deemed to have occurred as of the first day of the fiscal quarter in which such transaction, action, event or occurrence actually occurred and that immediately after giving effect thereto, (a) the Borrower shall be in compliance with the financial covenants set forth in Section 7.11(b) and (c), such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a)(i) or (b)(i) (or prior to any such delivery, the pro forma financial statements referred to in Section 5.05(f)) or otherwise on a basis reasonably acceptable to the Administrative Agent and (b) no Event of Default otherwise exists.

“Pro Rata Share” means, with respect to each Lender at any time, the ratio (carried out to the ninth decimal place) of (a) the sum of (i) Total Outstandings held by such Lender at such time (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (ii) aggregate unused Term Facility Commitments and Revolving Credit Commitments held by such Lender at such time to (b) the sum of (i) Total Outstandings of all Lenders and (ii) aggregate unused Term Facility Commitments and Revolving Credit Commitments of all Lenders.

“Public Lender” has the meaning specified in Section 6.02.

“Pyramid Proceeds” has the meaning specified in Section 7.06(d).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer, Swing Line Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Regulated Insurance Company” shall mean any Subsidiary of the Borrower, whether now owned or hereafter acquired, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction and is regulated by any Applicable Insurance Regulatory Authority.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Facility Loans, Additional Term Facility Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Additional Term Facility Lenders” means, as of any date of determination for any Additional Term Facility, Additional Term Facility Lenders holding more than 50% of such Additional Term Facility on such date; provided that the portion of an Additional Term Facility held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Additional Term Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Term Facility Commitments and Revolving Credit Commitments; provided that the unused Term Facility Commitment or Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, provided further that, the amount of any participation in any Swing Line Loan and L/C Obligations that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or the applicable L/C Issuer, as the case may be, in making such determination.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders, provided further that, the amount of any participation in any Swing Line Loan and L/C Obligations that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or the applicable L/C Issuer, as the case may be, in making such determination.

“Required Term Facility Lenders” means, as of any date of determination, Term Facility Lenders holding more than 50% of the Term Facility on such date; provided that the portion of the Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Facility Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, senior vice president, treasurer, assistant treasurer or controller of a Loan Party and any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s shareholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. Any “earn-out” payments payable pursuant to the Acquisition Agreement shall not be deemed to be Restricted Payments.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Increase Effective Date” has the meaning specified in Section 2.14.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C-2.

“Risk Based Capital Ratio” shall mean, for any Regulated Insurance Company, the ratio (expressed as a percentage), at any time, of the Total Adjusted Capital of such Regulated Insurance Company to the Company Action Level of such Regulated Insurance Company.

“Sanction(s)” means any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SAP” means, with respect to any Regulated Insurance Company, the accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority of the state in which such Regulated Insurance Company is domiciled.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.02(a) that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned or otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, in each case, as may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender), in each case only to the extent representing an obligation of the obligor thereunder.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means $10,000,000.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function as a borrowing of funds (including any minority interest transactions that function as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Facility Commitments at such time, and (b) thereafter, the aggregate principal amount of the Term Facility Loans of all Term Facility Lenders outstanding at such time; as such Term Facility Loans may be increased pursuant to Section 2.15.

“Term Facility Borrowing” means a borrowing made under the Term Facility consisting of simultaneous Term Facility Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Facility Lenders pursuant to Section 2.01(a).

“Term Facility Commitment” means, as to each Term Facility Lender, its obligation to make Term Facility Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Facility Lender’s name on Schedule 2.01 under the caption “Term Facility Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Facility Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Facility Increase Effective Date” has the meaning specified in Section 2.15(d).

“Term Facility Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Facility Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Facility Loans at such time.

“Term Facility Loan” means an advance made by any Term Facility Lender under the Term Facility.

“Term Facility Note” means a promissory note made by the Borrower in favor of a Term Facility Lender evidencing Term Facility Loans made by such Term Facility Lender, substantially in the form of Exhibit C-1.

“Threshold Amount” means $30,000,000.

“Total Adjusted Capital” shall mean “Total Adjusted Capital” as defined by the NAIC from time to time and as applied in the context of the Risk Based Capital Guidelines promulgated by the NAIC (or any term substituted therefor by the NAIC).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Traditional Insurance Business” means the Traditional Insurance segment of UAM as reported in its SEC filings as of the Closing Date, which includes the Medicare supplement, other senior health insurance, specialty health insurance, and life insurance.

“Transactions” shall mean, collectively, (a) the Acquisition, (b) the incurrence by the Borrower of Loans and/or L/C Obligations hereunder and the repayment of indebtedness of the Acquired Company with proceeds of Loans hereunder on the Closing Date and (c) the payment of fees and expenses in connection with the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UAM” has the meaning specified in the preamble hereof.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person to the extent all of the Equity Interests in such Subsidiary, other than directors’ or nominees’ qualifying shares, are owned directly or indirectly by such Person.

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP or SAP, as applicable, applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)           Changes in GAAP or SAP.  If at any time any change in GAAP or SAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or SAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP or SAP, as applicable, prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or SAP, as applicable.

(c)           Consolidated Adjusted EBITDA for fiscal quarters ending March 31, 2011, June 30, 2011, September 30, 2011 and December 31, 2011 shall be deemed to be as set forth on Schedule 4.01(a) attached hereto.

1.04        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06        Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        The Loans.

(a)           The Term Facility Borrowing.  Subject to the terms and conditions set forth herein, each Term Facility Lender severally agrees to make a single loan to the

Borrower on the Closing Date in an amount not to exceed such Term Facility Lender’s Term Facility Commitment.  The Term Facility Borrowing shall consist of Term Facility Loans made simultaneously by the Term Facility Lenders in accordance with their respective Applicable Percentage of the Term Facility.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  Term Facility Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)           The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment.  Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02        Borrowings, Conversions and Continuations of Loans.

(a)           Each Term Facility Borrowing, each Additional Term Facility Borrowing, each Revolving Credit Borrowing, each conversion of Term Facility Loans, Additional Term Facility Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period (if nine or twelve months) is available to all of the Appropriate Lenders.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Facility Borrowing, an Additional Term Facility Borrowing, a Revolving Credit Borrowing, a conversion of Term Facility Loans, Additional Term Facility Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Facility Loans, Additional Term Facility Loans, or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Facility Loans, Additional Term Facility Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, or if the Borrower requests an Interest Period of nine or twelve months and such Interest Period is not acceptable to all of the Appropriate Lenders, the Borrower will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Facility Loans, Additional Term Facility Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Term Facility Borrowing, an Additional Term Facility Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 3:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (or, if such Borrowing is the initial Credit Extension, Section 4.01 or, if such Borrowing is an Additional Term Facility Borrowing, in the amendment or supplement to this Agreement relating to such Additional Term Facility), the Administrative Agent shall make all funds so received available to the Borrower on the same Business Day in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Revolving Credit Borrowing is to be made, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders under the Facility under which such Loans are outstanding.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Term Facility Borrowings, all conversions of Term Facility Loans from one Type to the other, and all continuations of Term Facility Loans as the same Type, there shall not be more than ten Interest Periods in effect in respect of the Term Facility.  After giving effect to all Additional Term Facility Borrowings, all conversions of Additional Term Facility Loans from one Type to the other, and all continuations of Additional Term Facility Loans as the same Type, there shall not be more than ten Interest Periods in effect in respect of any Additional Term Facility. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than ten Interest Periods in effect in respect of the Revolving Credit Facility.

2.03        Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the

Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)           No L/C Issuer shall issue any Letter of Credit if:

(A)          subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B)          the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii)          No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)          the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)          except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $50,000;

(D)          such Letter of Credit is to be denominated in a currency other than Dollars;

(E)           such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)           any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to such L/C Issuer with the Borrower or such Defaulting Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to the Defaulting Lender arising from such Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which any L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)          No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)           No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)          Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable L/C Issuer, by personal delivery or by any other means acceptable to the applicable L/C Issuer. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 2:00 p.m. at least two Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their reasonable discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable L/C Issuer may reasonably require.  Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may reasonably require.

(ii)           Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the applicable L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the applicable L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices, provided that at least one Business Day prior to the requested date of issuance or amendment of a Letter of Credit, the applicable L/C Issuer (other than the Administrative Agent) shall confirm with the Administrative Agent that after giving effect to the issuance or amendment of such Letter of Credit, the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii)          If the Borrower so requests in any applicable Letter of Credit Application, an L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by an L/C Issuer in accordance with the terms hereof, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Credit Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            The applicable L/C Issuer shall promptly notify the Borrower and the Administrative Agent of the receipt from the beneficiary of any Letter of Credit of a drawing under such Letter of Credit and of any payment by such L/C Issuer of such drawing.  The Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to (x) the amount of each such drawing paid by such L/C Issuer (A) on the Business Day on which such L/C Issuer notifies the Borrower if such L/C Issuer notifies the Borrower thereof at or prior to 11:00 a.m. on such Business Day or (B) on the Business Day immediately following the Business Day on which such L/C Issuer notifies the Borrower if such L/C Issuer notifies the Borrower thereof after 11:00 a.m. on such Business Day, plus (y) if such reimbursement is made pursuant to clause (B) preceding, interest on such reimbursement from the date on which such L/C Issuer notifies the Borrower to the date of such reimbursement at the interest rate applicable to Base Rate Loans.  If the Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of such failure, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the date the Borrower was required, but failed, to pay the Unreimbursed Amount, in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

(v)           Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the applicable L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice ).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of an L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of an L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by an L/C Issuer in its reasonable discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuers for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          waiver by an L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or any waiver by an L/C Issuer which does not in fact materially prejudice the Borrower;

(v)           honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)          any payment made by an L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)         any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuers.  Each Revolving Credit Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable to any Revolving Credit Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of bad faith, gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the applicable L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s bad faith, willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, an L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. An L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)           Applicability of ISP and UCP; Limitation of Liability.  Unless otherwise expressly agreed by an L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.  Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and each L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the applicable L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)           Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance, subject to Section 2.18, with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Letters of Credit as listed in the table under the definition of “Applicable Rate” times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the third day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate for Letters of Credit during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.  The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee at a rate separately agreed between the Borrower and such L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to each L/C Issuer for its own account the reasonable and customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable two Business Days after demand therefor and are nonrefundable.

(j)            Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)           Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuers hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l)            Additional L/C Issuers.  The Borrower and all Additional L/C Issuers shall comply with all terms and conditions relating to Letters of Credit set forth in this Agreement, including without limitation, Section 2.03(b)(i) above. Each Additional L/C Issuer shall promptly provide to the Administrative Agent a copy of all original Letters of Credit issued by such Additional L/C Issuer, and all renewals, extensions, amendments, modifications, cancellations, or draws thereof. Each Additional L/C Issuer shall only issue a Letter of Credit in accordance with this Section 2.03.

(m)          Resignation of L/C Issuer.  Any L/C Issuer may resign at any time upon notice to the Administrative Agent and the Borrower.  On the effective date of such resignation, such L/C Issuer shall have no further obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and obligations of an L/C Issuer hereunder, including under Sections 2.03 and 10.04, relating to any Letter of Credit issued prior to such date.

2.04        Swing Line Loans.

(a)           The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.04 may, in its sole discretion, make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the

Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof (including upon the sole discretion of the Swing Line Lender), the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall bear interest only at a rate based on the Base Rate.  Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b)           Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 3:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c)           Refinancing of Swing Line Loans.

(i)            The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan to the extent that any Revolving Credit Lender is a Defaulting Lender at such time) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit  Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the

Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)            At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Revolving Credit Lender funds its Revolving Credit Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05        Prepayments.

(a)           Optional.

(i)            Subject to the last sentence of this Section 2.05(a)(i), the Borrower may, upon notice (substantially in the form of a Committed Loan Notice, appropriately completed) to the Administrative Agent, at any time or from time to time voluntarily prepay Term Facility Loans, Additional Term Facility Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 2:00 p.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment, the relevant Facility and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that any such notice may be conditioned on the occurrence or non-occurrence of any event (but such conditioning shall not limit the obligations of the Borrower under Section 3.05).  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the outstanding Term Facility Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof as directed by the Borrower, and each such prepayment shall be paid to the applicable Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(ii)           The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $50,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)           Mandatory.  The Borrower shall make mandatory prepayments as follows:

(i)            Within ten Business Days after financial statements for such Excess Cash Flow Period have been delivered pursuant to Section 6.01(a)(i) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrower shall make a mandatory prepayment by prepaying an aggregate principal amount of Loans equal to the product of the applicable Prepayment Percentage times the Excess Cash Flow for such Excess Cash Flow Period.

(ii)           If the Borrower or any of its Subsidiaries (other than the Immaterial ACO Subsidiaries) Disposes of any property, other than pursuant to any Excepted Disposition, and the aggregate or individual Dispositions result in the realization by such Persons of Net Cash Proceeds exceeding $10 million, the Borrower shall make a mandatory prepayment by prepaying an aggregate principal amount of Loans equal to 100% of all such Net Cash Proceeds within five Business Days after receipt thereof by such Person; provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.05(b)(ii), at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Disposition), and so long as no Event of Default shall have occurred and be continuing, the Borrower or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in assets useful in the business of the Borrower or its Subsidiaries so long as (x) within 12 months after the receipt of such Net Cash Proceeds, the purchase shall have been consummated (as certified by the Borrower in writing to the Administrative Agent), or (y) within 12 months after the receipt of such Net Cash Proceeds, the Borrower or such Subsidiary shall have entered into a definitive agreement to reinvest such Net Cash Proceeds in assets useful in the business of the Borrower or its Subsidiaries, and the purchase of such assets shall have been consummated within six months after the end of such 12 month period; and provided further, however, that any Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be applied to the prepayment of the Loans as set forth in this Section 2.05(b)(ii).

(iii)          Debt Issuances.  Within five Business Days after receipt by the Borrower or any of its Subsidiaries (other than the Immaterial ACO Subsidiaries) of the Net Cash Proceeds of any Debt Issuance, the Borrower shall make a mandatory prepayment by prepaying an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds.

(iv)          Equity Issuances.  Within five Business Days after receipt by the Borrower or any of its Subsidiaries (other than the Immaterial ACO Subsidiaries) of the Net Cash Proceeds of any Equity Issuance, the Borrower shall make a mandatory prepayment by prepaying an aggregate principal amount of Loans equal to the product of the applicable Prepayment Percentage times such Net Cash Proceeds.

(v)           Pyramid Proceeds.  The Borrower shall make a mandatory prepayment by prepaying an aggregate principal amount of Loans equal to 10% of the Pyramid Proceeds, payable on the next scheduled principal payment date, but in no event more than thirty days following the date of the Borrower’s receipt thereof.

(vi)          Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied, without premium or penalty (except for amounts required under Section 3.05), first, ratably to the principal repayment installments with respect to the Term Facility under Section 2.07(a) and, if such prepayment is provided for in the amendment or supplement to this Agreement executed in connection with such Additional Term Facility Loan, any principal repayment installments with respect to each Additional Term Facility Loan Facility, in direct order of maturity and, second, to the Revolving Credit Facility in the manner set forth in clause (viii) of this Section 2.05(b); provided that each Term Facility Lender or Additional Term Facility Lender may reject its portion of the mandatory prepayment with respect to the Term Facility or Additional Term Facility, as applicable, in which event the Borrower may retain the portion of the mandatory prepayment so rejected.

(vii)         If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(viii)        Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and third, if the Cash Collateralization of the Outstanding Amount of the L/C Obligations is then required, but has not been effected, hereunder, to such Cash Collateralization.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuers or the Revolving Credit Lenders, as applicable.

(ix)          Any requirements for mandatory prepayment of the Additional Term Facility Loans shall be set forth in the amendment or supplement to this

Agreement executed in connection with the Additional Term Facility pursuant to Section 2.16 under which such Additional Term Facility Loans are outstanding.

2.06        Termination or Reduction of Commitments.

(a)           Optional.  The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 2:00 p.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $500,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility or (B) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.

(b)           Mandatory.

(i)            The aggregate Term Facility Commitments shall be automatically and permanently reduced to zero on the Closing Date after the Term Facility Borrowing, and on the Term Facility Increase Effective Date after a Term Facility Borrowing pursuant to Section 2.15.  Unless provided otherwise in the amendment or supplement to this Agreement executed in connection with an Additional Term Facility, the aggregate Additional Term Facility Commitments of all Additional Term Facility Lenders under such Additional Term Facility shall be automatically and permanently reduced to zero on the Additional Term Facility Effective Date after the Additional Term Facility Borrowing is made on such date.

(ii)           If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(c)           Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06.  Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount.  All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.07        Repayment of Loans.

(a)           Term Facility Loans.  The Borrower shall repay to the Term Facility Lenders the aggregate principal amount of all Term Facility Loans outstanding on the last Business Day of each March, June, September and December, commencing on June 30, 2012, in equal installments in the amount equal to $3,750,000; provided, however, that the final principal repayment installment of the Term Facility Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Facility Loans outstanding on such date.

(b)           Additional Term Facility Loans.  Subject to the provisions of this Agreement, the Borrower shall repay to the applicable Additional Term Facility Lenders the aggregate amount of all Additional Term Facility Loans made under an Additional Term Facility at such times as may be set forth in the amendment or supplement to this Agreement executed in connection with such Additional Term Facility.

(c)           Revolving Credit Loans.  The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(d)           Swing Line Loans.  The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

2.08        Interest.  Except as may be otherwise provided with respect to an Additional Term Facility in the amendment or supplement to this Agreement executed in connection with such Additional Term Facility pursuant to Section 2.16:

(a)           Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for the Eurodollar Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Base Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Base Rate.

(b)           (i)  If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Upon the request of the Required Lenders, while any Event of Default (including a payment default) exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09        Fees.  In addition to certain fees described in Sections 2.03(h) and (i):

(a)           Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Rate for Commitment Fee Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Commitments for purposes of determining the commitment fee.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect, and shall be payable on the later of the last Business Day of each March, June, September and December or two Business Days after the Administrative Agent gives the Borrower notice of the amount due.

(b)           Other Fees. The Borrower shall pay to MLPFS and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10        Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)           All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)           If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Administrative Agent determines that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer, as the case may be, within five Business Days of demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article VIII.  The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all Obligations hereunder.

2.11        Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12        Payments Generally; Administrative Agent’s Clawback.

(a)           General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall become due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)           (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 2:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender hereby agrees to pay to the Administrative Agent forthwith on demand, and the Borrower agrees to pay upon two Business Days’ notice, to the extent not made available by the applicable Lender within two Business Days after the date of the applicable Borrowing, such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuers, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Facility Loans, Additional Term Facility Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash

Collateral provided for in Section 2.17, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14        Increase in Revolving Credit Facility.

(a)           Request for Increase.  Provided that the Borrower is in Pro Forma Compliance, upon notice to the Administrative Agent (which shall promptly notify the applicable Revolving Credit Lenders), the Borrower may from time to time during the Availability Period, request an increase in the Revolving Credit Facility; provided that (i) any such request shall be in a minimum amount of $5,000,000, (ii) the Borrower may make a maximum of ten such requests, and (iii) the aggregate amount of (A) all increases of the Revolving Credit Facility under this Section 2.14 and of the Term Facility under Section 2.15 and (B) the Additional Term Facilities under Section 2.16 shall not exceed $125,000,000. At the time of giving such request, the Borrower (in consultation with the Administrative Agent) shall determine each Revolving Credit Lender that will be requested to increase its Revolving Credit Commitment and the time period within which each such Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to each applicable Revolving Credit Lender) as to whether it elects to participate in the requested increase.

(b)           Lender Elections to Increase.  Each applicable Revolving Credit Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, the amount by which it agrees to increase its Revolving Credit Commitment.  Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.

(c)           Notification by Administrative Agent; Additional Revolving Credit Lenders.  The Administrative Agent shall notify the Borrower and each applicable Revolving Credit Lender of the applicable Revolving Credit Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent, the L/C Issuers and the Swing Line Lender (which approvals shall not be unreasonably withheld, conditioned or delayed), the Borrower may also invite additional Eligible Assignees to become Revolving Credit Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.

(d)           Effective Date and Allocations.  If the Revolving Credit Facility is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Revolving Credit Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.

(e)           Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Revolving Credit Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Revolving Credit Increase Effective Date (provided that any such representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (provided that any such representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such earlier date), and except that for purposes of this Section 2.14, the representations and warranties contained in Sections 5.05(a), (b), (c) and (d) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a)(i), (a)(ii), (b)(i) and (b)(ii), respectively, and (B) no Default exists.  The Borrower shall prepay any outstanding Revolving Credit Loans (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Revolving Credit Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section, such prepayment to be made on such date as the Administrative Agent may reasonably determine after consultation with the Borrower, with a view to minimizing any additional amounts payable pursuant to Section 3.05.

(f)            Adjustment of Interest Rate.  If the agreed upon interest rate margin (which, for such purposes only, shall be deemed to include 25% of all upfront or similar fees or original issue discount payable to all Revolving Credit Lenders participating in such increase in the Revolving Credit Facility, as reasonably determined by the Administrative Agent after consultation with the Borrower) applicable to any increase in the Revolving Credit Facility exceeds the Applicable Rate (which, for such purposes only, shall be deemed to include 25% of all upfront or similar fees or original issue discount payable to all Revolving Credit Lenders on the Closing Date, which shall be allocated to the Revolving Credit Facility on a pro-rata basis) relating to the Revolving Credit Facility by more than 0.50%, the Applicable Rate (which, for such purposes only, shall be deemed to include 25% of all upfront or similar fees or original issue discount payable to all Revolving Credit Lenders on the Closing Date, which shall be allocated to the Revolving Credit Facility on a pro-rata basis) relating to the Revolving Credit Facility shall be increased to the applicable interest rate margin (which, for such purposes only, shall be deemed to include 25% of all upfront or similar fees or original issue discount payable to all Revolving Credit Lenders participating in such increase in the Revolving Credit Facility, as reasonably determined by the Administrative Agent after consultation with the Borrower) for such increase in the Revolving Credit Facility minus 0.50%.

(g)           Conflicting Provisions.  This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.15        Increase in Term Facility.

(a)           Request for Increase.  Provided that the Borrower is in Pro Forma Compliance, upon notice to the Administrative Agent (which shall promptly notify the Term  Facility Lenders), the Borrower may from time to time before the Maturity Date with respect to the Term Facility, request an increase in the Term Facility; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, (ii) the Borrower may make a maximum of ten such requests, and (iii) the aggregate amount of (A) all increases of the Revolving Credit Facility under Section 2.14 and of the Term Facility under this Section 2.15 and (B) the Additional Term Facilities under Section 2.16 shall not exceed $125,000,000.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Term Facility Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Term Facility Lenders) as to whether it elects to participate in the requested increase.

(b)           Lender Elections to Increase.  Each Term Facility Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Term  Facility Commitment and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Term Facility Lender’s Applicable Percentage in respect of the Term Facility) of such requested increase.  Any Term Facility Lender not responding within such time period shall be deemed to have declined to increase its Term Facility Commitment.

(c)           Notification by Administrative Agent; Additional Term Facility Lenders.  The Administrative Agent shall notify the Borrower and each Term Facility Lender of the Term Facility Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed), the Borrower may also invite additional Eligible Assignees to become Term Facility Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.

(d)           Effective Date and Allocations.  If the Term Facility is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Term Facility Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Term Facility Lenders of the final allocation of such increase and the Term Facility Increase Effective Date.  As of the Term Facility Increase Effective Date, the

amortization schedule for the Term Facility Loans set forth in Section 2.07(a) shall be amended to increase the then-remaining unpaid installments of principal by an aggregate amount equal to the additional Term Facility Loans being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the Term Facility Increase Effective Date.  Such amendment may be signed by the Administrative Agent on behalf of the Term Facility Lenders.

(e)           Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate dated as of the Term Facility Increase Effective Date (in sufficient copies for each Term Facility Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Term Facility Increase Effective Date (provided that any such representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (provided that any such representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such earlier date), and except that for purposes of this Section 2.15, the representations and warranties contained in Sections 5.05(a), (b), (c) and (d) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a)(i), (a)(ii), (b)(i) and (b)(ii), respectively, and (B) no Default exists.  The additional Term Facility Loans shall be made by the Term Facility Lenders participating therein pursuant to the procedures set forth in Section 2.02 and otherwise upon the terms and conditions set forth herein.

(f)            Adjustment of Interest Rate.  If the agreed upon interest rate margin (which, for such purposes only, shall be deemed to include 25% of all upfront or similar fees or original issue discount payable to all Term Facility Lenders participating in such increase in the Term Facility, as reasonably determined by the Administrative Agent after consultation with the Borrower) applicable to any increase in the Term Facility exceeds the Applicable Rate (which, for such purposes only, shall be deemed to include 25% of all upfront or similar fees or original issue discount payable to all Term Facility Lenders on the Closing Date, which shall be allocated to the Term Facility on a pro-rata basis) relating to the Term Facility by more than 0.50%, the Applicable Rate (which, for such purposes only, shall be deemed to include 25% of all upfront or similar fees or original issue discount payable to all Term Facility Lenders on the Closing Date, which shall be allocated to the Term Facility on a pro-rata basis) relating to the Term Facility shall be increased to the applicable interest rate margin (which, for such purposes only, shall be deemed to include 25% of all upfront or similar fees or original issue discount payable to all Term Facility Lenders participating in such increase in the Term Facility, as reasonably determined by the Administrative Agent after consultation with the Borrower) for such increase in the Term Facility minus 0.50%.

(g)           Conflicting Provisions.  This Section 2.15 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.16        Additional Term Facility.

(a)           Request for Additional Term Facility.  Provided that the Borrower is in Pro Forma Compliance, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time before the Maturity Date with respect to the Term Facility, request one or more additional term loan facilities under this Agreement (each an “Additional Term Facility”); provided that (i) any such Additional Term Facility shall be in a minimum amount of $5,000,000, (ii) the Borrower may make a maximum of ten such requests, and (iii) the aggregate amount of all increases of the Revolving Credit Facility under Section 2.14 and the of Term Facility under Section 2.15 and of the Additional Term Facilities under this Section 2.16 shall not exceed $125,000,000.  At the time of giving such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders) as to whether it elects to participate in the requested Additional Term Facility.

(b)           Lender Elections.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to participate in the requested Additional Term Facility and, if so, the amount of such participation.  Any Lender not responding within such time period shall be deemed to have declined to participate in such Additional Term Facility.

(c)           Notification by Administrative Agent; Additional Term Facility Lenders.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested Additional Term Facility, and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed), the Borrower may also invite additional Eligible Assignees to participate in an Additional Term Facility.

(d)           Effective Date and Allocations.  If an Additional Term Facility is provided in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Additional Term Facility Effective Date”) and the final allocation of such Additional Term Facility.  The Administrative Agent shall promptly notify the Borrower and the lenders participating in such Additional Term Facility (the “Additional Term Facility Lenders”) of the final allocation of such Additional Term Facility and the Term Facility Increase Effective Date.

(e)           Terms of Additional Term Facilities. Each Additional Term Facility shall have such terms and conditions as are consistent herewith and as are set forth in an amendment or supplement to this Agreement entered into among the Borrower, the Guarantors, the Pledgors, the Additional Term Facility Lenders that have agreed to participate in such Additional Term Facility and the Administrative Agent (but not any of the other Lenders) (provided that any consent of the Administrative Agent to such amendment or supplement shall not be unreasonably withheld, conditioned or delayed); provided, however, that (A) each Additional Term Facility shall rank pari passu in right of payment and of security with the other Facilities, (B) Loans made under an Additional Term Facility shall not mature earlier than the Maturity Date with respect to the Term Facility and shall have a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the Term Facility, (C) each Additional Term Facility shall be treated substantially the same as (and in any event, no more favorably than) the Term Facility (in each case, including with respect to mandatory and voluntary prepayments) and (D) each Additional Term Facility will accrue interest at rates determined by the Borrower, the applicable Additional Term Facility Lenders and the Administrative Agent, which rates may be higher or lower than the rates applicable to the Term Facility Loans; provided that (i) if the agreed upon interest rate margin (which, for such purposes only, shall be deemed to include 25% of all upfront or similar fees or original issue discount payable to all applicable Additional Term Facility Lenders, as reasonably determined by the Administrative Agent after consultation with the Borrower) applicable to any Additional Term Facility exceeds the Applicable Rate (which, for such purposes only, shall be deemed to include 25% of all upfront or similar fees or original issue discount payable to all Term Facility Lenders on the Closing Date, which shall be allocated to the Term Facility on a pro-rata basis) relating to the Term Facility by more than 0.50%, the Applicable Rate (which, for such purposes only, shall be deemed to include 25% of all upfront or similar fees or original issue discount payable to all Term Facility Lenders on the Closing Date, which shall be allocated to the Term Facility on a pro-rata basis) relating to the Term Facility shall be increased to the applicable interest rate margin (which, for such purposes only, shall be deemed to include 25% of all upfront or similar fees or original issue discount payable to all applicable Additional Term Facility Lenders, as reasonably determined by the Administrative Agent after consultation with the Borrower) for such Additional Term Facility minus 0.50%.

(f)            Conflicting Provisions.  This Section 2.16 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.17        Cash Collateral.

(a)           Certain Credit Support Events.  Upon the written request of the Administrative Agent or an L/C Issuer (i) if an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing pursuant to Section 2.03(c), or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, within two Business Days following receipt of such written request, Cash Collateralize the then Outstanding Amount of all L/C Obligations.  At any time that there shall exist a Defaulting Lender, upon the written request of the Administrative Agent, an L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent within two Business Days following receipt of such written request Cash Collateral in an amount sufficient to cover the Fronting Exposure of such L/C Issuer or the Swing Line Lender, as applicable, with respect to such Defaulting Lender (after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)           Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain a first priority security interest in all such Cash Collateral as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, the Borrower or the relevant Defaulting Lender will, promptly (but in any event within two Business Days) upon receipt of written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any additional Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America, for its own benefit in its capacity as Administrative Agent and L/C Issuer, if applicable, and for the benefit of the Administrative Agent, the L/C Issuers and the Lenders (including the Swing Line Lender).

(c)           Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.17 or Sections 2.03, 2.04, 2.05, 2.18 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations or Swing Line Loans, or the Defaulting Lender’s obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation), as applicable, for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)           Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure shall be released promptly following (i) the elimination of the applicable Fronting Exposure giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.17 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuers or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure.

2.18        Defaulting Lenders.

(a)           Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders,” “Required Revolving Lenders,” “Required Term Facility Lenders” and “Required Additional Term Facility Lenders” and Section 10.01.

(ii)           Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuers or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by an L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuers or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Borrowings and Swing Line Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments hereunder without giving effect to Section 2.18(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.

(A)          No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)          Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17.

(C)          With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the applicable L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)          Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate principal amount of the outstanding Revolving Credit Loans of any Non-Defaulting Lender and such Lender’s participation in L/C Obligations and Swing Line Loans to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b)           Defaulting Lender Cure.  If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.18(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)            Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or the Borrower, then the Administrative Agent or the Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below (in accordance with applicable Law).

(ii)           If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the

Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)          If the Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)           Tax Indemnifications.

(i)            The Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.  The Borrower shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or an L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)           Each Lender and each L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or such L/C Issuer (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent and the Borrower against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and Borrower against any Excluded Taxes attributable to such Lender or such L/C Issuer, in each case, that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)           Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)           Status of Lenders; Tax Documentation.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed and executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly completed and executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, duly completed and executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)          duly completed and executed originals of IRS Form W-8ECI;

(III)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed and executed originals of IRS Form W-8BEN; or

(IV)         to the extent a Foreign Lender is not the beneficial owner, duly completed and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)          Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)            Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be.  If any Recipient determines that it has received a refund (or credit in lieu of a refund) of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)           Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar

Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03        Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04        Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement that is reflected in the Eurodollar Rate) or any L/C Issuer;

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (c) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) by an amount deemed in good faith by such Lender or such L/C Issuer to be material, then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, pursuant to Section 3.04(c), such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or any L/C Issuer determines in good faith that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level materially below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, pursuant to Section 3.04(c), such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or an L/C Issuer setting forth in reasonable detail a calculation of the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten Business Days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or an L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender, which notice shall include in reasonable detail the calculation thereof.  If a Lender fails to give notice ten Business Days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten Business Days from receipt of such notice.

3.05        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall within ten Business Days compensate such Lender for and hold such Lender harmless from any reasonably documented loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any reasonable and customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06        Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

3.07        Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01        Conditions of Initial Credit Extension.  The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i)            executed counterparts of this Agreement and the Guaranty;

(ii)           a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)          a Pledge Agreement, in substantially the form of Exhibit G (together with each other pledge agreement and pledge agreement supplement delivered pursuant to Section 6.12, the “Pledge Agreement”), duly executed by the Borrower and each issuer of Equity Interests subject thereto, together with:

(A)          certificates representing the certificated Collateral referred to therein accompanied by undated stock powers executed in blank, and

(B)          evidence of the completion of all other actions, recordings and filings of or with respect to the Pledge Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby;

provided that to the extent the pledge of the Equity Interests of any Regulated Insurance Company requires the approval or consent of, notice to or filing with, a Governmental Authority, such approval, consent, notice or filing may be obtained or completed as soon as reasonably possible after the Closing Date;

(iv)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party (or the Borrower on behalf of each Loan Party) as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(v)           such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi)          a favorable opinion of Dechert LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit H and such other matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(vii)         a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.01(f) and (h) have been satisfied, (B) that there has been no event or circumstance since January 11, 2012 that has had or would be reasonably expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (C) a calculation of the

Consolidated Leverage Ratio as of the Closing Date in accordance with Schedule 4.01(a) attached hereto and after giving pro forma effect to the Transactions, which Consolidated Leverage Ratio shall not be greater than 1.80:1.00 and (D) that the Acquisition Agreement is in full force and effect and that no material default or event of default exists thereunder;

(viii)        (i)  the Audited Financial Statements (other than the Audited Financial Statements for fiscal year ended December 31, 2011) of the Borrower and the audited balance sheets of the Acquired Business for the fiscal years ended December 31, 2008, December 31, 2009, December 31, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal years of the Acquired Business, including the notes thereto, (ii) to the extent available prior to the Closing Date, the Audited Financial Statements of the Borrower and the Acquired Business for fiscal year ended December 31, 2011 as soon as such financial statements become available, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and the Acquired Business, including the notes thereto, and (iii) unaudited financial statements for any interim period or periods of the Borrower and the Acquired Business ended at least 45 days prior to the Closing Date, as well as the pro forma financial statements of the Borrower described in Section 5.05(f);

(ix)          a certificate attesting to the Solvency of each of the Borrower and the Borrower and its Subsidiaries, taken as a whole, before and after giving effect to the Transactions, executed by the chief financial officer of the Borrower;

(x)           copies of the Acquisition Agreement, duly executed by the parties thereto, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request;

(xi)          evidence that the Acquisition shall have been consummated pursuant to the Acquisition Agreement, without amendment or waiver of any provision thereof that is material and adverse to the interests of the Lenders and that has not been consented to (which consent shall not be unreasonably withheld, conditioned or delayed) by MLPFS;

(xii)         evidence that concurrently with the consummation of the Acquisition, the existing credit facility of the Acquired Business shall have been terminated, all outstanding indebtedness thereunder shall have been paid in full, and all material liens or security interests (other than any liens or security interests permitted under the Loan Documents) related thereto shall have been terminated or released, in each case on terms reasonably satisfactory to the Administrative Agent and MLPFS; and

(xiii)        such other assurances, certificates, documents, consents or opinions as the Administrative Agent may reasonably require.

(b)                                 (i) All fees required to be paid to the Administrative Agent and MLPFS on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c)                                  Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced in reasonable detail no later than two Business Days prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d)                                 Equity Interests shall have been issued by the Borrower and the amount of such Equity Interests, together with the Borrower’s cash on hand and the proceeds from the Borrowings made on the Closing Date pursuant to the Term Facility, shall be sufficient to consummate the Acquisition and to pay related fees, commissions and expenses.

(e)                                  After giving effect to the Transactions to be effected on the Closing Date, there shall not exist any material default or event of default under any other material Indebtedness of the Borrower or any of its Subsidiaries to remain outstanding after the consummation of such Transactions.

(f)                                   No Default shall exist, or would exist under Section 8.01(k) after such proposed Credit Extension and the application of the proceeds thereof.

(g)                                  The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(h)                                 The satisfaction of the condition precedent set forth in Section 4.02(a).

(i)                                     The Closing Date shall have occurred on or before May 10, 2012.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02                        Conditions to all Credit Extensions After the Closing Date.  The obligation of each Lender to honor any Request for Credit Extension (other than a Request for Credit Extension to be made on the Closing Date or a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)                                 The representations and warranties of the Borrower contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension (provided that any such representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (provided that any such representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such earlier date), and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a), (b), (c) and (d) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a)(i), (a)(ii), (b)(i) and (b)(ii), respectively, and except that, to the extent such representations and warranties relate to the Acquired Business and are given at any time with respect to any period prior to or on the date of the initial Credit Extension hereunder, such representations and warranties shall be limited to those set forth in Section 5.01 (excluding clause (c) thereof), the matters set forth in clause (I) of Section 5.02, Section 5.04, Section 5.14, Section 5.18 and Section 5.19.

(b)                                 No Default shall exist, or would exist after such proposed Credit Extension and the application of the proceeds thereof.

(c)                                  The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Request for Credit Extension to be made on the Closing Date or a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied or waived on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01                        Existence, Qualification and Power.  Each of the Borrower and its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite, corporate or other organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transactions to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02                        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party (I) have been duly authorized by all necessary corporate or other organizational action, and (II) do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except, in each case referred to in clauses (b) and (c), to the extent that such conflict, breach, Lien, payment or violation could not reasonably be expected to have a Material Adverse Effect.

5.03                        Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which it is a party, for the consummation of the Transactions or for the Credit Extensions under this Agreement, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents (other than any exercise of remedies in respect of any (i) Equity Interests of a Regulated Insurance Company or (ii) agreements with the Centers for Medicare and Medicaid Services, in each case in accordance with applicable Laws), which have not been or will not be duly and timely obtained, taken, given or made and are or will be in full force and effect, or the failure of which to obtain, take, give, make or be in full force and effect could not reasonably be expected to have a Material Adverse Effect.  All applicable waiting periods in connection with the Transactions have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transactions or the rights of any Loan Party freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

5.04                        Binding Effect; Seniority.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.  The Obligations are not subordinated in right of payment under any Contractual Obligation to any other Indebtedness of any Loan Party.

5.05                        Financial Statements; No Material Adverse Effect.

(a)                                 The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the relevant entities as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b)                                 The Annual Statement of each Regulated Insurance Company for the annual period ended most recently prior to the Closing Date, heretofore filed with the Applicable Insurance Regulatory Authority and delivered to the Administrative Agent and the Lenders, was prepared in accordance with SAP and fairly presents in all material respects the financial condition of such Person at the date thereof and the results of operations for the period covered thereby in accordance with SAP.

(c)                                  The unaudited consolidated balance sheet of UAM and its Subsidiaries as of the last day of the fiscal quarter ended most recently prior to the Closing Date, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby (subject to normal year-end adjustments), except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the relevant entities as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(d)                                 The quarterly statement of each Regulated Insurance Company for the quarterly period ended most recently prior to the Closing Date, heretofore filed with the Applicable Insurance Regulatory Authority and delivered to the Administrative Agent and the Lenders, was prepared in accordance with SAP and fairly presents in all material respects the financial condition of such Person at the date thereof and the results of operations for the period covered thereby in accordance with SAP.

(e)                                  (i) As of the Closing Date, since January 11, 2012, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Company Material Adverse Effect and (ii) except as specifically set forth on Schedule 5.05(e), as of any time after the Closing Date, since December 31, 2010, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(f)                                   The consolidated forecasted balance sheet, and the related consolidated forecasted statements of income and cash flows of the Borrower and its Subsidiaries dated December 31, 2011, which give pro forma effect to the Transactions, heretofore delivered to the Administrative Agent and the Lenders, were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s reasonable best estimate of their future financial condition and performance, it being understood that actual financial conditions or results may materially differ from projected financial conditions or results.

5.06                        Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) except as specifically set forth on Schedule 5.06(a), purport to affect or pertain to this Agreement, any other Loan Document, the Acquisition Agreement or the consummation of the Transactions, or (b) except as specifically disclosed in Schedule 5.06(b), either individually or in the aggregate, in each case, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no materially adverse change in the status, or financial effect on the Borrower and its Subsidiaries taken as a whole of the matters disclosed in Schedule 5.06(b).

5.07                        No Default.  Neither the Borrower nor any of its Subsidiaries (other than the Immaterial ACO Subsidiaries) is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.08                        Ownership of Property; Liens.

(a)                                 Each of the Borrower and its Subsidiaries (other than the Immaterial ACO Subsidiaries) has good record and marketable title in fee simple to, or valid leasehold interests in, all real property used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Schedule 5.08(b) sets forth a complete and accurate list of all Liens on the property or assets of the Loan Parties as of the date hereof, in each case securing Indebtedness exceeding $5,000,000 in aggregate principal amount, showing the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of the Loan Parties subject thereto.  The property of each of the Borrower and its Subsidiaries (other than the Immaterial ACO Subsidiaries) is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

5.09                        Environmental Compliance.

(a)                                 Each of the Borrower and its Subsidiaries conducts in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on its businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Except as otherwise set forth on Schedule 5.09, neither the Borrower nor any of its Subsidiaries is undertaking, either individually or together with other potentially responsible parties, any material pending, unresolved investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries have been disposed of in a manner that could not reasonably be expected to have a Material Adverse Effect.

5.10                        Insurance.  The properties of the Borrower and its Subsidiaries (other than the Immaterial ACO Subsidiaries) are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates; provided that the past insurance practices of the Borrower and its Subsidiaries shall in any event be deemed to be in compliance with the foregoing requirements.

5.11                        Taxes.  The Borrower and its Subsidiaries (other than the Immaterial ACO Subsidiaries) have filed all material Federal, state and other tax returns and reports required to be filed, and have paid all material Federal, state and other Taxes shown thereon, levied or imposed upon them or their properties, income or assets, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or those the failure to pay could not reasonably be expected to have a Material Adverse Effect.  There is no proposed tax assessment against the Borrower or any of its Subsidiaries that could, if made, reasonably be expected to have a Material Adverse Effect.

5.12                        ERISA Compliance.

(a)                                 Except as set forth on Schedule 5.12, each Pension Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable Federal or state laws, except as would not otherwise reasonably be expected to result in a Material Adverse Effect.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, except as would not otherwise reasonably be expected to result in a Material Adverse Effect.  To the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)                                 There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  Except as would not otherwise reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

5.13                        Subsidiaries; Loan Parties.  As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Persons in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents.  Set forth on Part (b) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the exact legal name of each Loan Party, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.

5.14                        Margin Regulations; Investment Company Act.

(a)                                 The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any

Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)                                 None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15                        Disclosure.  The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect under Section 5.05(e).  No report, financial statement, certificate or other information (other than projections and information of a general economic or industry nature) furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) when furnished and taken as a whole, is untrue or incorrect in any material respect nor does it contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon estimates and assumptions believed to be reasonable at the time, it being understood that actual financial conditions or results may materially differ from projected financial conditions or results.

5.16                        Compliance with Laws.  The Borrower and each of its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17                        Intellectual Property; Licenses, Etc.  The Borrower and each of its Subsidiaries (other than the Immaterial ACO Subsidiaries) owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “Intellectual Property”) that are reasonably necessary for the operation of its businesses except as, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and, to the knowledge of the Borrower, such Intellectual Property rights do not conflict with the rights of any other Person that in any respect, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18                        Solvency.  The Borrower is, and the Borrower and its Subsidiaries, taken together, are, Solvent.

5.19                        Security Interests.  At all times, the Collateral Documents create, as security for the Obligations, valid and enforceable perfected security interests in and Liens on all of the

Collateral subject thereto to the extent such Liens can be perfected by the filing of a financing statement or the delivery of securities, superior to and prior to the rights of all third persons and subject to no other Liens other than Liens permitted pursuant to Section 7.01, in favor of the Administrative Agent.  At all times on or after the Closing Date, the Loan Parties have good and marketable title to all Collateral free and clear of all Liens (except as created pursuant to the Collateral Documents and except as permitted pursuant to Section 7.01).

5.20                        Insurance Licenses.  Each Regulated Insurance Company has obtained and maintains in full force and effect all licenses and permits from all Applicable Insurance Regulatory Authorities necessary to operate in the jurisdictions in which such Regulated Insurance Company operates, in each case other than such licenses and permits the failure to obtain or maintain, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.21                        Labor Matters.  There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Closing Date and neither the Borrower nor any of its Subsidiaries has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years, that, individually or in the aggregate, has had a Material Adverse Effect.

5.22                        OFAC.  No Loan Party, nor, to the knowledge of the Loan Parties, none of their respective Affiliates, (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction.  No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, the Arrangers, the Administrative Agent, the L/C Issuer or the Swing Line Lender) of Sanctions.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.11, and 6.12) cause each of its Subsidiaries (other than the Immaterial ACO Subsidiaries; provided that Sections 6.08, 6.09, and 6.10 shall apply to the Immaterial ACO Subsidiaries) to:

6.01                        Financial Statements.  Deliver to the Administrative Agent (for distribution to the Lenders), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)                                 Annual Financial Statements.

(i)                                     As soon as available, but in any event within 90 days after the close of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, of shareholders’ equity and of cash flows for such fiscal year (prepared in a manner that enables the Administrative Agent and the Lenders to determine the compliance or noncompliance by the Borrower and the Subsidiaries with the covenants and other obligations binding on such Persons under the Loan Documents), prepared in accordance with GAAP and setting forth comparative figures for the preceding fiscal year and examined by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower as a going concern.

(ii)                                  Within five Business Days after filing with the Applicable Insurance Regulatory Authority, but in any event within 90 days after the close of each fiscal year of each Regulated Insurance Company, the Annual Statement (prepared in accordance with SAP) for such fiscal year of such Regulated Insurance Company, as filed with the Applicable Insurance Regulatory Authority in compliance with the requirements thereof (or a report containing equivalent information for any Regulated Insurance Company not so required to file the foregoing with the Applicable Insurance Regulatory Authority), together with the notarized statement signed by the Responsible Officers of such Regulated Insurance Company, as filed on page 1 of such Annual Statement, the “Jurat” page, stating that such Annual Statement presents fairly in all material respects the financial condition and results of operations of such Regulated Insurance Company in accordance with SAP.

(iii)                               In the event any Regulated Insurance Company is required to obtain or otherwise elects to obtain an audit of its statutory financial statements (prepared in accordance with SAP), as soon as available, the audit report and opinion of the firm of independent certified public accountants that conducted such audit.

(iv)                              Within five Business Days after filing with the Applicable Insurance Regulatory Authority, but in any event within 100 days after the close of each fiscal year of the Borrower, a copy of the “Statement of Actuarial Opinion” and “Management Discussion and Analysis” for each Regulated Insurance Company for such fiscal year and as filed with the Applicable Insurance Regulatory Authority in compliance with the requirements thereof (or a report containing equivalent information for any Regulated Insurance Company not so required to file the foregoing with the Applicable Insurance Regulatory Authority).

(b)                                 Quarterly Financial Statements.

(i)                                     As soon as available, but in any event within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries at the end of such fiscal quarter and the related consolidated statements of income, of shareholders’ equity and of cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period (prepared in a manner that enables the Administrative Agent and the Lenders to determine the compliance or noncompliance by the Borrower and the Subsidiaries with the covenants and other obligations binding on such Persons under the Loan Documents), setting forth comparative figures for the related periods in the prior fiscal year, and all of which shall be prepared in accordance with GAAP and certified by the chief financial officer of the Borrower, as the case may be, subject to changes resulting from normal year-end audit adjustments.

(ii)           Within five Business Days after filing with the Applicable Insurance Regulatory Authority, but in any event within 55 days after the close of each of the first three quarterly accounting periods in each fiscal year of each Regulated Insurance Company, the quarterly statement (prepared in accordance with SAP) for such fiscal period of such Regulated Insurance Company, as filed with the Applicable Insurance Regulatory Authority, together with the notarized statement signed by the Responsible Officers of such Regulated Insurance Company, as filed on page 1 of such quarterly statement, the “Jurat” page, stating that such financial statement fairly presents in all material respects the financial condition of such Regulated Insurance Company at the date thereof and its results of operations for the period covered thereby in accordance with SAP.

(c)           Business Plan and Budget.  As soon as available, but in any event no more than 45 days after the end of each fiscal year (commencing with the end of fiscal year 2012) of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the immediately following fiscal year.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a)(i) or (b)(i) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02        Certificates; Other Information.  Deliver to the Administrative Agent (for distribution to each Lender), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)           concurrently with the delivery of the financial statements referred to in Section 6.01(a)(i), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(b)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a)(i) and (b)(i), (i) a duly completed Compliance Certificate, signed by the chief financial officer or other Responsible Officer of the Borrower, and (ii) a copy of management’s discussion and analysis with respect to the consolidated portions of such financial statements;

(c)           promptly after any reasonable request by the Administrative Agent or any Lender, copies of any management letters or written recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower or any of its Subsidiaries by independent accountants in connection with the accounts or books of the Borrower or any of its Subsidiaries, or any audit of any of them;

(d)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(e)           promptly, such additional information regarding the business, financial, legal or corporate affairs of the Borrower or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or MLPFS may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public

Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, MLPFS, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and MLPFS shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

6.03        Notices.  Promptly notify the Administrative Agent (which shall promptly notify the Lenders):

(a)           of the occurrence of any Default;

(b)           of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including any of the following matters if such matter has resulted or would reasonably be expected to result in a Material Adverse Effect:  (i) any default under, a Contractual Obligation of the Borrower or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any of its Subsidiaries and any Governmental Authority or (iii) the commencement of, or any material adverse development in, any litigation or proceeding affecting the Borrower or any of its Subsidiaries, including pursuant to any applicable Environmental Laws;

(c)           of the occurrence of any ERISA Event that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(d)           of any material change in accounting policies or financial reporting practices by the Borrower or any of its Subsidiaries, including any determination by the Borrower referred to in Section 2.10(b); and

(e)           of the occurrence of any Disposition of property or assets, any Debt Issuance or any Equity Issuance for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04        Payment of Obligations.  Pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, all of its obligations and liabilities, including (a) all Federal Tax liabilities and all other material Tax liabilities; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than a Lien permitted hereunder); and (c) all Indebtedness, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each such case, (i) where the amount or validity thereof is being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (ii) to the extent that failure to pay or discharge such obligations and liabilities could not reasonably be expected to have a Material Adverse Effect.

6.05        Preservation of Existence, Etc.  (a) Preserve and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; provided, however, that the Borrower and any of its Subsidiaries may consummate any merger or consolidation permitted under Section 7.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) renew and use all reasonable efforts to preserve all of its Intellectual Property, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06        Maintenance of Properties.  Maintain all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07        Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons.

6.08        Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09        Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP or SAP in all material respects, as applicable, consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable material requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10        Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its material properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (and the Borrower shall be afforded the opportunity to participate in any discussions with such independent public accountants), all at the expense of the Borrower and at such reasonable times during normal business hours but no more than one time during each calendar year, upon reasonable advance notice to the Borrower (subject to reasonable requests of confidentiality, including requirements imposed by Law and contract); provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours, without advance notice and as often as desired.

6.11        Use of Proceeds.

(a)           Use the proceeds of the Term Facility to fund, in part, the Acquisition and to pay the fees and expenses related thereto; and

(b)           use the proceeds of the Revolving Credit Facility for permitted Capital Expenditures and acquisitions permitted hereunder, to make “earn-out” payments payable pursuant to the Acquisition Agreement, to provide for the ongoing working capital requirements of the Borrower and its Subsidiaries (including the Immaterial ACO Subsidiaries) and for general corporate purposes.

6.12        Covenant to Guarantee Obligations and Give Security.

(a)           Upon the formation or acquisition of any new direct or indirect Subsidiary by the Borrower, the Borrower shall, at the Borrower’s expense:

(i)            within 20 days after such formation or acquisition, cause such Subsidiary (if it qualifies to be a Guarantor) to duly execute and deliver to the Administrative Agent a joinder to the Guaranty, in form and substance satisfactory to the Administrative Agent, guaranteeing the Obligations,

(ii)           within 20 days after such formation or acquisition, subject to all applicable Laws, cause each direct owner of the Equity Interests of such Subsidiary (if it has not already done so and if such Equity Interest qualifies to be Collateral) to duly execute and deliver to the Administrative Agent a supplement or joinder to the Pledge Agreement, in form and substance reasonably satisfactory to the Administrative Agent, covering such Equity Interests; and

(iii)          within 30 days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its reasonable discretion, a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Borrower or such other Pledgor reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request.

(b)           In the event any Subsidiary that is an Excluded Subsidiary ceases to be an Excluded Subsidiary, the Borrower shall promptly give the Administrative Agent notice thereof and, within 20 days thereafter and at its expense, shall cause such Subsidiary to become a Guarantor by executing and delivering to the Administrative Agent a joinder to the Guaranty pursuant to Section 4.16 of the Guaranty, together with such other documents, instruments, evidences and opinions in connection therewith as the Administrative Agent may reasonably request.

(c)           In the event that the Equity Interests of any Subsidiary that are excluded from the definition of Collateral cease to be so excluded, the Borrower shall promptly give the Administrative Agent notice thereof, and within 20 days thereafter and at its expense, shall cause such Equity Interests to become part of the Collateral by the execution and delivery by the appropriate Persons of a supplement to the Pledge Agreement pursuant to Section 7.22 of the Pledge Agreement, together with such other documents, instruments, evidences and opinions in connection therewith as the Administrative Agent may reasonably request.

(d)           At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, the Guaranty and the Pledge Agreement.

6.13        Compliance with Environmental Laws.  Comply, and cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, to the extent required by and in accordance with the requirements of all Environmental Laws, except in such circumstances in which (a) such requirement of Environmental Law or Environmental Permit is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.14        Further Assurances.  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time, in each case, in order to (i) to the fullest extent permitted by applicable law, subject the Borrower’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (ii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Administrative Agent and the Lenders the rights granted or now or hereafter intended to be granted to the Administrative Agent and the Lenders under any Loan Document to which the Borrower or any of its Subsidiaries is or is to be a party.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any of its Subsidiaries (other than the Immaterial ACO Subsidiaries, provided that Sections 7.08, 7.09(a)(i), 7.11 and 7.16 shall apply to the Immaterial ACO Subsidiaries) to, directly or indirectly:

7.01        Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the UCC of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the date hereof and, with respect to the Loan Parties, listed on Schedule 5.08(b) (other than any Liens designated thereon to be released or discharged concurrently with the initial Borrowings hereunder) and any renewals or extensions thereof, provided that (i) no new property or additional property (in each case, other than property that is substantially similar in kind and value to the property subject to such Liens immediately before any such renewal or extension and that is in substitution for such property) is subjected to such Liens, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(d) and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(d);

(c)           Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business the Indebtedness related to which is not overdue for a period of more than 45 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)            deposits and other Liens to secure the performance of bids, tenders, trade contracts and leases (other than Indebtedness), statutory obligations, surety, stay and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions, licenses, covenants and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)            Liens securing Indebtedness permitted under Section 7.02(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)            any Lien of a lessor under any operating lease entered into by the Borrower or any of its Subsidiaries as lessee in the ordinary course of its business and covering only the leased assets;

(k)           any Lien deemed to exist in connection with an Investment described in clause (f) of the definition of “Cash Equivalents”, covering only the securities subject to such Investment;

(l)            Liens of a collecting bank arising under Section 4-210 of the UCC on items in the process of collection;

(m)          Liens of sellers of goods to the Borrower or any of its Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the purchase price for such goods;

(n)           Liens on property or assets acquired pursuant to an acquisition permitted hereunder; provided that such Liens were not created in contemplation of such acquisition and are not extended to cover any other property or assets of the Borrower or any of its Subsidiaries;

(o)           Liens on any cash earnest money deposits made in connection with an Investment or acquisition permitted hereunder;

(p)           Liens in favor of the Borrower or any Guarantor;

(q)           bankers’ Liens, rights of setoff and other like Liens arising in the ordinary course of business in connection with Investments in deposit accounts and other Cash Equivalents permitted hereunder;

(r)            Liens deemed to exist in favor of the purchaser of property or assets that are subject to an agreement for a Disposition permitted hereunder;

(s)            Liens consisting of licenses of Intellectual Property granted in the ordinary course of business;

(t)            repurchase rights, transfer restrictions, rights of first refusal or other similar restrictions set forth in the organizational documents of the Borrower or any of its Subsidiaries or pursuant to applicable Federal and state securities Laws;

(u)           Liens on cash securing any Swap Contract permitted hereunder;

(v)           other Liens securing Indebtedness permitted under Section 7.02(g) and (h); provided that no such Lien shall extend to or cover any Collateral; and

(w)          other Liens that are incidental to the ordinary conduct of the business of the Borrower or any of its Subsidiaries or the ownership of its property or assets, do not secure any Indebtedness, and do not in the aggregate materially impair the ordinary conduct of such business or the use or operation of such property or assets.

7.02        Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(b)           Indebtedness of (i) the Borrower owed to a Guarantor or (ii) a Subsidiary of the Borrower owed to the Borrower or a Subsidiary of the Borrower, which Indebtedness shall be otherwise permitted under the provisions of Section 7.03;

(c)           Indebtedness under the Loan Documents;

(d)           Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any interest thereon and fees with respect thereto and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to accrued interest thereon, any premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; and provided, further, that the terms relating to principal amount, amortization, maturity and subordination (if any) of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Borrower and its Subsidiaries or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(e)           Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary;

(f)            Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $50,000,000;

(g)           other secured Indebtedness in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;

(h)           Indebtedness of any Person that becomes a Subsidiary after the Closing Date in connection with an acquisition or Investment permitted hereunder and any interest thereon and fees with respect thereto and any refinancings, refundings, renewals or extensions thereof; provided that such Indebtedness was not incurred in connection with such acquisition or Investment and any such refinancing, refunding, renewal or extension satisfies the requirements of the provisos to Section 7.02(d);

(i)            Indebtedness in connection with the performance of bids, tenders, trade contracts and leases (other than Indebtedness), statutory obligations, surety, stay and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and

(j)            unsecured Indebtedness so long as (x) such Indebtedness is either (I) pari passu in right of payment with the Facilities or (II) subordinated in right of payment to the Facilities on terms reasonably satisfactory to the Administrative Agent and (y) the Borrower is in Pro Forma Compliance after giving effect to the incurrence thereof, provided that for purposes of this Section 7.02(i), in determining Pro Forma Compliance, the maximum permitted Consolidated Leverage Ratio shall be deemed to be 0.25:1.00 lower than the applicable ratio set forth in Section 7.11(b).

7.03                        Investments.  Make or hold any Investments, except:

(a)                                 Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents;

(b)                                 advances to officers, directors and employees of the Borrower and its Subsidiaries not to exceed $5,000,000 at any time outstanding for travel, entertainment, relocation and analogous ordinary business purposes;

(c)                                  Investments by the Borrower in its Subsidiaries and by its Subsidiaries in their respective Subsidiaries (in each case, including, without limitation, each of the Immaterial ACO Subsidiaries);

(d)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)                                  Guarantees permitted by Section 7.02(e);

(f)                                   Investments existing on the date hereof (other than those referred to in Section 7.03(c)) set forth on Schedule 7.03;

(g)                                  Investments by the Borrower in Swap Contracts permitted under Section 7.02(a);

(h)                                 the purchase or other acquisition (including those consummated in two or more steps) of (A) more than 50% of the Equity Interests in, or (B) one or more of the lines of business of, any Person that, upon the consummation thereof (if a purchase or acquisition of Equity Interests), will be owned directly by the Borrower or one or more of its Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(h):

(i)                                     Borrower shall comply with the requirements of Section 6.12;

(ii)                                  the line or lines of business of the Person to be so purchased or otherwise acquired shall be reasonably related, incidental or ancillary to one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;

(iii)                               the board of directors or other governing body of the Person to be purchased or acquired shall have approved such purchase or acquisition;

(iv)                              the Borrower is in Pro Forma Compliance after giving effect thereto, provided that for purposes of this clause (iv), in determining Pro Form Compliance, the maximum permitted Consolidated Leverage Ratio shall be deemed to be 0.25:1.00 lower than the applicable ratio set forth in Section 7.11(b); and

(v)                                 the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in this Section 7.03(h) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition and demonstrating Pro Forma Compliance; and

(i)                                     Investments (including debt obligations) received in the ordinary course of business by the Borrower or any of its Subsidiaries in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(j)                                    Investments of any Person outstanding at the time such Person becomes a Subsidiary pursuant to an acquisition or Investment permitted hereunder; provided that such Investment was not made in contemplation of such acquisition or Investment;

(k)                                 Investments consisting of pledges and deposits described in Section 7.01(e);

(l)                                     Investments consisting of the deferred sales price received in connection with any Disposition permitted hereunder;

(m)                             Investments in prepaid expenses and negotiable instruments held for collection and Investments consisting of workers’ compensation, performance and similar deposits provided to third parties in the ordinary course of business; and

(n)                                 Investments (other than purchases or acquisitions described in Section 7.03(h), which shall be governed by such Section) by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.03; provided that, with respect to each Investment made pursuant to this Section 7.03(n):

(i)                                     such Investment shall be in property that is reasonably related, incidental or ancillary to one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;

(ii)                                  the amount of such Investment, when aggregated with the amount of all other Investments made by the Borrower or its Subsidiaries under this Section 7.03(n), does not exceed the greater of (x) $150,000,000 or (y) Consolidated Adjusted EBITDA for the four prior fiscal quarters most recently ended at any time outstanding; and

(iii)                               the Borrower is in Pro Forma Compliance after giving effect to the making of such Investment.

7.04                        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)                                 any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Subsidiary is merging with another Subsidiary, such Subsidiary shall be the continuing or surviving Person;

(b)                                 any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to a Subsidiary; provided that if such transferring Subsidiary is (i) a Guarantor, the transferee thereof must either be the Borrower or a Guarantor, (ii) a Pledgor, the transferee thereof must either be the Borrower or a Pledgor, or (iii) a Pledged Company, the transferee thereof must either be the Borrower, a Guarantor or a Pledged Company;

(c)                                  the Borrower and its Subsidiaries may consummate the Acquisition;

(d)                                 any Disposition permitted by Section 7.05 may be consummated (but any such Disposition shall be subjected to the final proviso to Section 7.05); and

(e)                                  in connection with any acquisition permitted under Section 7.03, the Borrower or any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be the Borrower (if the Borrower is a party thereto) or a Subsidiary of the Borrower.

7.05                        Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)                                 Dispositions of surplus, obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)                                 Dispositions of inventory in the ordinary course of business;

(c)                                  Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) all of substantially all of the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)                                 Dispositions of property by any Subsidiary to the Borrower or to another Subsidiary or by the Borrower to a Guarantor; provided that if such transferring Subsidiary is (i) a Guarantor, the transferee thereof must either be the Borrower or a Guarantor, (ii) a Pledgor, the transferee thereof must either be the Borrower or a Pledgor, or (iii) a Pledged Company, the transferee thereof must either be the Borrower, a Guarantor or a Pledged Company;

(e)                                  the licensing or cross-licensing of Intellectual Property in the ordinary course of business;

(f)                                   the sale or issuance of any Subsidiary’s capital stock to the Borrower or any Subsidiary to the extent permitted by Section 7.03(c);

(g)                                  the leasing or sub-leasing of property or assets in the ordinary course of business;

(h)                                 the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with the Borrower’s or such Subsidiary’s commercially reasonable judgment;

(i)                                     Dispositions to Governmental Authorities as the result of the exercise of eminent domain or Dispositions to Governmental Authorities in lieu of such exercise, and Dispositions to insurers in connection with the settlement of insurance claims involving property or assets that have been the subject of a casualty;

(j)                                    Dispositions consisting of Restricted Payments permitted by Section 7.06;

(k)                                 Dispositions consisting of Investments permitted by Section 7.03;

(l)                                     Dispositions permitted by Section 7.04;

(m)                             the abandonment, termination or other Disposition of Intellectual Property or leasehold interests in property in the ordinary course of business;

(n)                                 disposition and/or reinsurance of any Traditional Insurance Business; and

(o)                                 any other Disposition of property or assets; provided that the fair market value of such Disposition, when aggregated with the amount of all other Dispositions made under this Section 7.05(o) shall not exceed 10% of the Consolidated Total Assets of the Borrower and its Subsidiaries as of the end of the fiscal quarter ending immediately prior to the date of such Disposition;

provided, however, that any Disposition pursuant to Sections 7.05(a), (b), (c), (d), (e), (g), (n) and (o) shall be for fair market value.

7.06                        Restricted Payments.  Make, directly or indirectly, any Restricted Payment, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)                                 each Subsidiary may make Restricted Payments to the Borrower, any Subsidiary and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)                                 the Borrower and each Subsidiary may make dividend payments or other distributions payable solely in Qualified Equity Interests of such Person;

(c)                                  the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its Equity Interests with the proceeds received from the substantially concurrent issue of new Qualified Equity Interests;

(d)                                 the Borrower may at any time declare and pay a special dividend from the cash proceeds to be received in the second quarter of 2012 from The Pyramid Life Insurance Company (the “Pyramid Proceeds”), not to exceed the difference of (i) $80 million minus (ii) the amount of the mandatory and voluntary prepayments of the Term Facility or any Additional Term Facility made from the Pyramid Proceeds; and

(e)                                  the Borrower may make, directly or indirectly, a Restricted Payment payable in cash if the amount of such Restricted Payment, when aggregated with the amount of all other Restricted Payments made pursuant to this Section 7.06(e) in the same fiscal year does not exceed the following applicable amount based on the Aggregate Risk Based Capital Ratio and the pro forma Consolidated Leverage Ratio after giving effect to such Restricted Payment:

To the extent the Aggregate Risk Based Capital Ratio is less than 1.75:1.00 as of the end of any fiscal quarter in a fiscal year,

Pro Forma Consolidated Leverage Ratio	Amount of Restricted Payments Allowed
< 1.00:1.00	unlimited
>1.00:1.00 and <1.75:1.00	$50.0 million per fiscal year
>1.75:1.00	$25.0 million per fiscal year

To the extent the Aggregate Risk Based Capital Ratio is equal to or greater than 1.75:1.00 as of the end of each fiscal quarter in a fiscal year,

Pro Forma Consolidated Leverage Ratio	Amount of Restricted Payments Allowed
< 1.00:1.00	unlimited
>1.00:1.00 and <1.75:1.00	$100.0 million per fiscal year
>1.75:1.00	$50.0 million per fiscal year

Dividends paid on the Disqualified Equity Interests shall not be included in determining compliance with the foregoing amounts.

An amount equal to (i) the amount of Restricted Payments permitted to be made in any fiscal year in accordance with this Section 7.06(e) (without giving effect to any carryforward amount) minus (ii) the amount of Restricted Payments made in such fiscal year, to the extent such amount is greater than zero, shall be carried forward for the next fiscal year; provided that (x) the Aggregate Risk Based Capital Ratio for each fiscal quarter of such next fiscal year shall not have decreased from equal to or greater than 1.75:1.00 to less than 1.75:1.00 and (y) the pro forma Consolidated Leverage Ratio for each fiscal quarter of such next fiscal year shall not have increased to a higher level.

7.07                        Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries or the Acquired Business on the date hereof or any business reasonably related, incidental or ancillary thereto.

7.08                        Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) on terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; (b) any transaction expressly permitted under this Agreement or a transaction between or among the Borrower and any of its Subsidiaries that is not otherwise prohibited hereunder; (c) the indemnification or compensation of, and reimbursement of expenses to, directors and officers of the Borrower or any of its Subsidiaries; and/or (d) pursuant to any agreement with any Affiliate in effect on the date hereof or any modification thereof; provided that such modification meets the requirements of clause (a) of this Section 7.08.

7.09                        Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any other Subsidiary or to otherwise transfer property to or invest in the Borrower or any other Subsidiary, except for any agreement in effect (A) on the date hereof and set forth on Schedule 7.09 or (B) at the time any Person becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower (if such Subsidiary is a Domestic Subsidiary and not an Excluded Subsidiary) or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided (1) in favor of any holder of Indebtedness permitted under Section 7.02(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; (2) pursuant to prohibitions and limitations in effect on the date hereof and listed on Schedule 7.09; (3) pursuant to customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder entered into in the ordinary course of business solely to the extent any such negative pledge relates to property contributed to such joint ventures; (4) pursuant to customary provisions restricting the subletting or assignment of a lease entered into in the ordinary course of business solely to the extent any such negative pledge relates to the property subject to such lease; (5) pursuant to customary restrictions contained in any agreement relating to a Disposition permitted hereunder solely to the extent any such negative pledge relates to the property subject to such Disposition; and (6) pursuant to any agreement in effect at the time any Person becomes a Subsidiary so long as such agreement was not entered into in contemplation thereof; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10                        Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11                        Financial Covenants.  Commencing with the fiscal quarter ending on June 30, 2012:

(a)                                 Minimum Risk Based Capital.  Permit the Risk Based Capital Ratio as of the end of any quarterly accounting period in a fiscal year for any Regulated Insurance Company that is a Subsidiary to be less than 1.10:1.00; provided that, so long as a Regulated Insurance Company that is a Subsidiary maintains at least the minimum risk-based capital required by each Applicable Insurance Regulatory Authority, unrestricted Cash Equivalents in excess of $25,000,000 held by the Borrower and/or any of its Subsidiaries that are not Regulated Insurance Companies may be included, without duplication, in the computation of the Total Adjusted Capital of such Regulated Insurance Company for purposes of determining compliance with this Section 7.11(a).

(b)                                 Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio determined at the end of the applicable quarterly accounting period in a fiscal year of the Borrower to be more than the applicable ratio set forth below:

Fiscal Quarter	Consolidated Leverage Ratio
Fiscal quarter ending on any date from June 30, 2012 to and including March 31, 2013	2.25:1.00
Fiscal quarter ending on any date from June 30, 2013 to and including March 31, 2014	2.00:1.00
Fiscal quarter ending on any date from June 30, 2014 and thereafter	1.75:1.00

(c)                                  Consolidated Debt Service Coverage Ratio.  Permit the Consolidated Debt Service Coverage Ratio determined at the end of the applicable quarterly accounting period in a fiscal year of the Borrower to be less than the applicable ratio set forth below:

Fiscal Quarter	Consolidated Debt Service Coverage Ratio
Fiscal quarter ending on any date from June 30, 2012 to and including September 30, 2013	2.75:1.00
Fiscal quarter ending on any date from December 31, 2013 and thereafter	3.00:1.00

7.12                        Amendments of Organization Documents.  Amend any of its Organization Documents in a manner that could reasonably be determined to be materially adverse to the Lenders (provided that the amendment of an Organization Document to effect the change in the name of any Person shall be deemed not to be materially adverse to the Lenders), except in connection with a transaction otherwise permitted under the Loan Documents.

7.13                        Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except as required by GAAP or SAP, as applicable, or (b) its fiscal year.

7.14                        Prepayments, Etc. of Indebtedness.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Indebtedness permitted under Section 7.02 and refinancings and refundings of such Indebtedness in compliance with Section 7.02(d), and (c) Restricted Payments permitted under Section 7.06.

7.15                        Amendment, Etc. of Acquisition Agreement and Indebtedness.  (a) Amend or waive any provision of the Acquisition Agreement in a manner that is material and adverse to the interests of the Lenders and that has not been consented to (which consent shall not be unreasonably withheld, conditioned or delayed) by the Administrative Agent; or (b) amend, modify or change any material term or condition of any Indebtedness set forth in Schedule 7.02 in a manner adverse to the interests of the Administrative Agent or any Lender, except for any refinancing, refunding, renewal or extension thereof permitted by Section 7.02(d).

7.16                        Sanctions.  Knowingly permit any Loan or the proceeds of any Loan, directly or indirectly, (a) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (b) to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions; or

(c) in any other manner that will result in any violation by any Person (including any Lender, any Arranger, Administrative Agent, any L/C Issuer or Swing Line Lender) of any Sanctions.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                 Non-Payment.  The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a), 6.10 or 6.11 or Article VII; or

(c)                                  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)                                 Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e)                                  Cross-Default.  (i) Any Loan Party or any Subsidiary thereof (other than any Immaterial ACO Subsidiary) (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount and such failure shall continue after any applicable grace period, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, which, in any case, shall continue unremedied after any applicable grace period, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed

(automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof (other than any Immaterial ACO Subsidiary) is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof (other than any Immaterial ACO Subsidiary) is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)                                   Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary thereof (other than any Immaterial ACO Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                  Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary thereof (other than any Immaterial ACO Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)                                 Judgments.  There is entered against any Loan Party or any Subsidiary thereof (other than any Immaterial ACO Subsidiary) (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 15 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the

Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)            Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)           Change of Control.  There occurs any Change of Control.

8.02        Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders (in the case of clauses (b) and (d)), the Required Revolving Lenders (in the case of a termination of the Revolving Credit Commitments pursuant to clause (a) or in the case of clause (c)), the Required Term Facility Lenders (in the case of a termination of the Term Facility Commitments pursuant to clause (a)) or the Required Additional Term Facility Lenders (in the case of a termination of the Additional Term Facility Commitments pursuant to clause (a)), take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.17 and 2.18, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuers)) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.17; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law;

provided that Cash Collateral shall be applied to the portion of the Obligations arising out of the issuance of Letters of Credit prior to its application to the other Obligations. Subject to Section 2.03(c) and 2.17, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01        Appointment and Authority.

(a)           Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), a Hedge Bank and a Cash Management Bank) and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03        Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this

Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06        Resignation of Administrative Agent.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower so long as no Event of Default shall have occurred and be continuing (such consent not be unreasonably withheld, conditioned or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)           If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)           With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)           Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and Swing Line Lender.  If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender pursuant to the terms of this Agreement, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09        Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

9.10        Collateral and Guaranty Matters.  Without limiting the provisions of Section 9.09, the Lenders (including in their capacities as Cash Management Banks and Hedge Banks) and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (i) contingent indemnification obligations and (ii) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank of Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii)  if approved, authorized or ratified in writing in accordance with Section 10.01;

(b)           to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; and

(c)           to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11        Secured Cash Management Agreements and Secured Hedge Agreements.  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X
MISCELLANEOUS

10.01      Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)) without the written consent of each Lender;

(b)           without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension (other than the initial Credit Extension on the Closing Date) under the Revolving Credit Facility without the written consent of the Required Revolving Lenders;

(c)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d)           postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(e)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate, and (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(f)            change (i) Section 8.03 or Section 2.13 in a manner that would alter the pro rata sharing required thereby without the written consent of each Lender or (ii) the order of application of any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term Facility, the Required Term Facility Lenders, (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders, and (iii) if such Facility is an Additional Term Facility, the Required Additional Term Facility Lenders under such Facility;

(g)           change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(g)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders,” “Required Term Facility Lenders” or “Required Additional Term Facility Lenders” without the written consent of each Lender under the applicable Facility;

(h)                                 release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(i)                                     release all or substantially all of the Guarantors from liability under the Guaranty, without the written consent of each Lender, except to the extent the release of any Guarantor from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(j)                                    impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Facility, the Required Term Facility Lenders, (ii) if such Facility is an Additional Term Facility, the Required Additional Term Facility Lenders under such Facility, and (iii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of the L/C Issuers under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (v) any amendment or supplement to this Agreement executed in connection with any Additional Term Facility may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties to such amendment or supplement; and (vi) other than the automatic ratable increase in the Letter of Credit Sublimit pursuant to any increase of the Revolving Credit Commitments, the Letter of Credit Sublimit may be increased upon the consent of the Administrative Agent, the L/C Issuers and the Revolving Credit Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Credit Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

10.02                 Notices; Effectiveness; Electronic Communications.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)                                  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Swing Line Lender, the L/C Issuers or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore, provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet.

(d)                                 Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)                                  Reliance by Administrative Agent, L/C Issuers and Lenders.  The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03                 No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04                 Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Borrower shall pay (i) all reasonable and reasonably documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and reasonably documented fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and reasonably documented out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Borrower.  Without limiting Section 10.04(a), the Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and expenses relating thereto (including the reasonable and reasonably documented fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN

WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limiting the provisions of Section 3.01(c), this Section 10.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuers, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuers, the Swing Line Lender or such Related Party, as the case may be, such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuers or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuers or the Swing Line Lender in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, and acknowledges that none of its Subsidiaries or Affiliates shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                   Survival.  The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuers and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05                 Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06                 Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement

(including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $3,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $3,000,000, in the case of any assignment in respect of the Term Facility or an Additional Term Facility, unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a) or 8.01(f) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a) or 8.01(f) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5)  Business Days after having received notice thereof, and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Facilities, provided, further, that the primary syndication shall be conducted in consultation with the Borrower;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any unfunded Term Facility Commitment, Additional Term Facility Commitment or any Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Facility Loan, Revolving Credit Loan or Additional Term Facility Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)                               the consent of the L/C Issuers and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person, or (D) so long as no Event of Default has occurred and is continuing at the time of such assignment, to any direct competitor of the Borrower set forth on Schedule 10.06(b)(v), as updated from time to time by the Borrower and consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed). The Borrower hereby authorizes the Administrative Agent, and the Administrative Agent hereby agrees, to furnish such Schedule to the Lenders from time to time via posting on any Platform or otherwise.

(vi)                              Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

In case an assigning Lender also acts as an L/C Issuer, upon the assignment of the entire remaining amount of its Revolving Credit Commitment and/or the Revolving Credit Loans at the time owing to it, such assigning Lender, in its capacity as an L/C Issuer, shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of such assignment and all L/C Obligations with respect thereto, including the right to require the Revolving Credit Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment, provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each

Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and stated interest of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Resignation as an L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as an L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders (with the consent of the appointed Lender) a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as an L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07      Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14, 2.15, or 2.16 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i)  any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, such L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have.  Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.  Notwithstanding the provisions of this Section 10.08, if at any time any Lender, any L/C Issuer or any of their respective Affiliates maintains one or more deposit accounts for the Borrower into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.

10.09      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the

Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuers or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13      Replacement of Lenders.  If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (including, for this purpose, its funded participations in Swing Line Loans) and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)           such assignment does not conflict with applicable Laws in any respect that calls into question the validity or enforceability of such assignment or could reasonably be expected to subject the assignor or assignee to any liability that is not indemnified by the Borrower hereunder; and

(e)           in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable assignee consents to the proposed change, waiver, discharge or termination.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14      Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15      Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger, and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Arranger, any other arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17      Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18      USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19      Time of the Essence.  Time is of the essence of the Loan Documents.

10.20      ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.21      Immaterial ACO Subsidiaries.  Notwithstanding any provision in any Loan Document to the contrary, to the extent any applicable Law prohibits any Immaterial ACO Subsidiary from complying with any applicable term or provision herein or making any applicable representation or warranty herein, such term, provision, representation or warranty shall not apply to such Immaterial ACO Subsidiary. Notwithstanding the foregoing, all Immaterial ACO Subsidiaries shall be included at all times in the determination of compliance with each covenant set forth in Section 7.11 and the calculation of each financial ratio.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

UNIVERSAL AMERICAN CORP.

By:	/s/ Robert A. Waegelein
Name:	Robert A. Waegelein
Title:	Executive Vice President and Chief
Financial Officer

Signature Page to UAM Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Aamir Saleem
Name:	Aamir Saleem
Title:	Vice President

Signature Page to UAM Credit Agreement

BANK OF AMERICA, N.A., as a Lender, an L/C Issuer and Swing Line Lender

By:	/s/ Yinghua Zhang
Name:	Yinghua Zhang
Title:	Vice President

Signature Page to UAM Credit Agreement

FIFTH THIRD BANK, as a Lender

By:	/s/ Jeffrey A. Thieman
Name:	Jeffrey A. Thieman
Title:	Vice President

Signature Page to UAM Credit Agreement

SUNTRUST BANK, as a Lender

By:	/s/ J. Ben Cumming
Name:	J. Ben Cumming
Title:	Vice President

Signature Page to UAM Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jennifer Hwang
Name:	Jennifer Hwang
Title:	Vice President

Signature Page to UAM Credit Agreement

UNION BANK, as a Lender

By:	/s/ Michael Tschida
Name:	Michael Tschida
Title:	Vice President

Signature Page to UAM Credit Agreement

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Warren Van der Waag
Name:	Warren Van der Waag
Title:	Assistant Vice President

Signature Page to UAM Credit Agreement

ASSOCIATED BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Edward J. Chidiac
Name:	Edward J. Chidiac
Title:	Senior Vice President

Signature Page to UAM Credit Agreement

COMPASS BANK, as a Lender

By:	/s/ Michael E. Wendling
Name:	Michael E. Wendling
Title:	Senior Vice President

Signature Page to UAM Credit Agreement

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

Signature Page to UAM Credit Agreement